Exhibit 99.3

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Combined Financial Statements

As of December 31, 2013, 2012 and 2011, and for the years then ended

EQUIPOWER RESOURCES CORP. AND SUBSIDIARIES AND BRAYTON POINT HOLDINGS, LLC AND SUBSIDIARY

Independent Auditors’ Report

We have audited the accompanying combined financial statements of Equipower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary (both of which are under common ownership and common management) which comprise the combined balance sheets as of December 31, 2013, 2012 and 2011, and the related combined statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Equipower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary as of December 31, 2013, 2012 and 2011, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 21, Equipower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary has been sold to Dynegy Inc. Our opinion is not modified with respect to this matter.

/s/ Deloitte & Touche LLP

Hartford, Connecticut

September 26, 2014

COMBINED EQUIPOWER RESOURCES CORP. AND SUBSIDIARIES AND BRAYTON POINT HOLDINGS, LLC AND SUBSIDIARY

COMBINED BALANCE SHEETS

DECEMBER 31, 2013, 2012 AND 2011

(in thousands of dollars, except shares and par value data)

	2013	2012	2011
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$50,873	$21,416	$50,776
Restricted cash	86,603	73,149	32,926
Special deposits	27,293	4,145	4,257
Accounts receivable, net of allowance of $34, $34 and $34	124,587	32,086	15,937
Inventories	116,446	24,425	23,275
Mark-to-market derivative assets	6,752	6,026	183
Deferred option premiums	18,533	30,195	—
Prepayments	20,502	6,854	3,129
Deferred income taxes	22,977	12,599	15,272
Other	46	1,496	6,720

	474,612	212,391	152,475

NON-CURRENT ASSETS:
Property, plant and equipment, net	1,710,416	1,289,257	1,307,721
Investments in affiliates	155,193	—	—
Deferred financing costs, net	36,727	27,696	14,986
Emission allowances	32,229	37	214
Mark-to-market derivative assets	5,158	—	2,686
Prepaid major maintenance	33,653	20,840	—
Deferred option premiums	—	18,533	—
Restricted cash	—	—	18,402
Goodwill	101,853	101,853	101,853
Other	11,940	8,744	11,571

TOTAL ASSETS	$2,561,781	$1,679,351	$1,609,908

LIABILITIES AND COMBINED STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$114,963	$48,518	$26,148
Current portion of long-term debt	67,013	44,100	44,628
Inventory financing facility	52,321	—	—
Mark-to-market derivative liabilities	112,067	47,977	38,865
Other	19,519	10,780	6,994

	365,883	151,375	116,635

NON-CURRENT LIABILITIES:
Long-term debt	1,418,476	879,050	769,302
Mark-to-market derivative liabilities	2,123	19,334	18,500
Asset retirement obligations	57,801	2,796	—
Deferred income taxes	57,382	75,206	91,540
Other	41,251	18,466	20,606

Total liabilities	1,942,916	1,146,227	1,016,583

COMMITMENTS AND CONTINGENCIES (see Note 13)

Series B Convertible Participating Preferred Stock, $0.01 par value, 10,000 authorized, 3,450 and no shares issued and outstanding	6,000	—	—

Total convertible preferred stock	6,000	—	—

COMBINED STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value, 1,000,000 authorized, 647,630, 578,360 and 578,360 shares issued and outstanding	6	6	6
Additional paid-in capital	723,620	602,737	623,101
Accumulated deficit	(110,761)	(69,619)	(29,782)

Total combined stockholders’ equity	612,865	533,124	593,325

TOTAL LIABILITIES AND COMBINED STOCKHOLDERS’ EQUITY	$2,561,781	$1,679,351	$1,609,908

The accompanying notes are an integral part of these combined financial statements.

COMBINED EQUIPOWER RESOURCES CORP. AND SUBSIDIARIES AND BRAYTON POINT HOLDINGS, LLC AND SUBSIDIARY

COMBINED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(in thousands of dollars)

	Years Ended December 31,
	2013	2012	2011

OPERATING REVENUES	$869,651	$557,825	$561,656

OPERATING EXPENSES:
Energy and fuel costs	666,792	370,818	461,996
Operations and maintenance	100,687	68,029	46,672
Depreciation and amortization	64,592	51,793	31,053
Taxes other than income taxes	24,826	31,157	21,734

Total operating expenses	856,897	521,797	561,455

OPERATING INCOME	12,754	36,028	201

OTHER EXPENSE (INCOME):
Interest and fees on debt	86,865	88,811	36,420
Equity loss in affiliates	1,243	—	—
Other income	(34)	(4,314)	(28)
Mark-to-market on interest rate derivative contracts	(4,183)	4,654	7,715

Other expense, net	83,891	89,151	44,107

GAIN ON BARGAIN PURCHASE OF BUSINESS, NET OF TAX	3,119	—	—

LOSS BEFORE INCOME TAX BENEFIT	(68,018)	(53,123)	(43,906)

INCOME TAX BENEFIT	26,876	13,286	15,899

NET LOSS BEFORE PREFERRED DIVIDENDS	(41,142)	(39,837)	(28,007)

PREFERRED DIVIDENDS	—	—	1,395

NET LOSS	$(41,142)	$(39,837)	$(29,402)

The accompanying notes are an integral part of these combined financial statements.

COMBINED EQUIPOWER RESOURCES CORP. AND SUBSIDIARIES AND BRAYTON POINT HOLDINGS, LLC AND SUBSIDIARY

STATEMENTS OF COMBINED STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(in thousands of dollars)

	Common Stock	Additional Paid-In Capital	Preferred Stock	Accumulated Deficit	Total Combined Stockholders’ Equity

Balance as of January 1, 2011	$3	$305,226	185,953	$(380)	$490,802

Preferred stock distributions	—	—	(74,965)	—	(74,965)

Preferred dividends	—	—	1,395	—	1,395

Conversion of preferred stock to common stock	1	112,382	(112,383)	—	—

Contributions from stockholders	2	204,852	—	—	204,854

Net loss	—	—	—	(29,402)	(29,402)

Share-based payments	—	641	—	—	641

Balance as of December 31, 2011	$6	$623,101	$—	$(29,782)	$593,325

Distributions to stockholders	—	(21,147)	—	—	(21,147)

Net loss	—	—	—	(39,837)	(39,837)

Share-based payments	—	783	—	—	783

Balance as of December 31, 2012	$6	$602,737	$—	$(69,619)	$533,124

Contributions from stockholders	—	149,683	—	—	149,683

Distributions to stockholders	—	(29,683)	—	—	(29,683)

Net loss	—	—	—	(41,142)	(41,142)

Share-based payments	—	883	—	—	883

Balance as of December 31, 2013	$6	$723,620	$—	$(110,761)	$612,865

The accompanying notes are an integral part of these combined financial statements.

COMBINED EQUIPOWER RESOURCES CORP. AND SUBSIDIARIES AND BRAYTON POINT HOLDINGS, LLC AND SUBSIDIARY

COMBINED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(in thousands of dollars)

	Years Ended December 31,
	2013	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(41,142)	$(39,837)	$(28,007)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	63,649	51,331	30,798
Loss on disposals	943	462	255
Interest added to principal balance	—	3,605	3,483
Deferred income taxes	(32,458)	(13,661)	(9,902)
Share-based payments	883	783	641
Gain on bargain purchase of business	(3,119)	—	—
Equity loss in affiliates	1,243	—	—
Mark-to-market derivative assets and liabilities	49,756	6,789	26,749
Amortization of deferred option premiums	30,195	11,772	—
Amortization of emission allowances	17,040	8,109	8,810
Amortization of deferred financing costs	18,050	25,020	2,289
Other non-current assets and liabilities	(32,821)	(7,244)	(15,879)
Changes in current assets and liabilities:
Special deposits	(19,584)	112	11,124
Accounts receivable, net	(71,482)	(16,149)	13,284
Inventories	(11,320)	(1,150)	3,101
Deferred option premiums	—	(60,500)	—
Prepayments	(11,145)	(3,725)	2,216
Accounts payable and accrued liabilities	44,049	18,045	2,994
Other, net	(1,382)	8,969	6,438

Net cash provided by (used in) operating activities	1,355	(7,269)	58,394

CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in property, plant and equipment	(23,204)	(31,213)	(14,888)
Increases in restricted cash, net	(12,954)	(21,821)	(40,400)
Investments in prepaid major maintenance	(25,062)	(17,050)	—
Acquisition of Kincaid and Elwood	(458,919)	—	—
Acquisition of Richland and Stryker	(162,110)	—	—
Acquisition of Brayton Point	(12,859)	—	—
Acquisition of Milford	—	—	(345,300)
Acquisition of Liberty, net of cash and debt acquired	—	—	(184,320)
Other	1,405	—	—

Net cash used in investing activities	(693,703)	(70,084)	(584,908)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuances of short-term debt	51,610	46,400	530,000
Repayments of short-term debt	(68,110)	(37,400)	(530,000)
Inventory financing facility	52,321	—	—
Insurance borrowings	22,190	5,404	3,308
Insurance repayments	(13,964)	(4,151)	(2,106)
Issuances of long-term debt	785,000	929,931	453,637
Repayments of long-term debt	(206,161)	(833,314)	(18,845)
Issuance of Series B Convertible Participating Preferred Stock in connection with acquisitions	6,000	—	—
Contributions from stockholders in connection with acquisitions	149,683	—	204,854
Distributions to stockholders	(29,683)	(21,147)	—
Capitalized financing costs	(27,081)	(37,730)	(16,833)
Series A Convertible Participating Preferred Stock distribution	—	—	(74,965)

Net cash provided by financing activities	721,805	47,993	549,050

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	29,457	(29,360)	22,536

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	21,416	50,776	28,240

CASH AND CASH EQUIVALENTS, END OF PERIOD	$50,873	$21,416	$50,776

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$67,895	$58,436	$30,402
Income taxes paid, net of refunds	5,537	112	725
Non-cash investing activities:
Additions to fixed assets for accrued capital expenditures	$5,069	$4,613	$812
Major maintenance incurred but not paid	4,266	3,790	—
Conversion of preferred stock to common stock	—	—	112,383

The accompanying notes are an integral part of these combined financial statements.

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

1.                                      Organization and Operations

Headquartered in Hartford, Connecticut, EquiPower Resources Corp. and its subsidiaries, and Brayton Point Holdings, LLC and its subsidiary (combined, “we,” “our,” “us,” “EquiPower” or the “Company”) is an Independent Power Producer (“IPP”).  We own and operate nine power generation assets and hold an equity method investment in one power generation asset. Our assets are located across five states in the Northeast, Mid-Atlantic and Mid-Continental United States. Our facilities are geographically dispersed across two competitive, segmented power markets: ISO-New England Inc. (“ISO-NE”) and PJM Interconnection, L.L.C. (“PJM”). We are indirectly owned by funds controlled by Energy Capital Partners II, LP (“ECP II”), a private equity fund.

We are a wholesale provider of power to utilities, independent electric system operators, industrial or agricultural companies, retail power providers, municipalities, and power marketers. We provide capacity for sale to utilities, independent electric system operators, and retail power providers. We also provide ancillary service products to wholesale power markets.

Our fleet is comprised of five combined cycle gas turbine facilities: Milford Generating Station (“Milford”), Lake Road Generating Station (“Lake Road”), Dighton Generating Station (“Dighton”), and MASSPOWER Generating Station (“MASSPOWER”) in ISO-NE; and Liberty Generating Station (“Liberty”) in PJM; two gas and oil-fired peaking facilities in PJM (Richland and Stryker Generating Stations (collectively, “Richland and Stryker”)); Kincaid Generating Station, a coal-fired facility in PJM (“Kincaid”); and, Brayton Point Generating Station (“Brayton Point”), a coal facility in ISO-NE. We also hold an equity interest in Elwood Generating Station (“Elwood”), a natural gas-fired peaking facility in PJM.  These Combined Financial Statements include the effects of acquisitions completed as part of our operations in 2011 and 2013 (see Note 3, Acquisitions).

2.                                      Significant Accounting Policies and Recent Pronouncements

Basis of Presentation and Principles of Consolidation

Our Combined Financial Statements are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), and include the accounts of both EquiPower Resources Corp. and subsidiaries and Brayton Point Holdings, LLC and its subsidiary.  Brayton Point Holdings, LLC and its subsidiary are entities under common control and common management with EquiPower Resources Corp. and its subsidiaries.  These Combined Financial Statements include all majority-owned subsidiaries.  All intercompany transactions have been eliminated in consolidation and combination.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of these Combined Financial Statements and the reported amounts of revenues and expenses during the reporting period.  In recording transactions and balances resulting from business operations, we use estimates based on the best information available. Estimates are used for such items including, but not limited to, plant depreciable lives, tax provisions, uncollectible accounts, valuation of both energy commodity and interest rate swap contracts, environmental liabilities, legal costs incurred in connection with recorded loss contingencies, and assets acquired and liabilities assumed in business combinations. In addition, estimates are used to test both long-lived assets and goodwill for impairment, and to determine the fair value of impaired assets, if any impairment exists. As better information becomes available or actual amounts become determinable, the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates.

Variable Interest Entities

A variable interest entity (“VIE”) is an entity that does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties, or whose equity investors lack any characteristics of a controlling financial interest.  An enterprise that has a controlling financial interest in a VIE is known as the VIE’s

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

primary beneficiary, and is required to consolidate the VIE.  In determining whether consolidation of a particular entity is required, we first evaluate whether the entity is a VIE.  If the entity is determined to be a VIE, we use a qualitative approach to determine if we are a primary beneficiary of the VIE.

To determine whether we are the primary beneficiary of any VIEs, we assess whether we absorb any of the VIE’s expected losses or receive any portion of the VIE’s expected residual returns under the terms of the applicable agreement, analyze the variability in the VIE’s gross margin, and consider whether we had any decision-making rights associated with the activities that are most significant to the VIE’s performance.  We determined that we did not have any VIEs of which we were a primary beneficiary and thus required to consolidate at either December 31, 2013, 2012 or 2011.

Investments Accounted for by the Equity Method

We apply the equity method of accounting to investments in affiliates because the ownership structure prevents us from exercising a controlling influence over the operating and financial policies of the projects.  Under this method, equity in pre-tax income or loss of our equity method investments is reflected as equity earnings (loss) in affiliates within both the Combined Statements of Operations and Combined Statements of Cash Flows (see Note 4, Equity Method Investments).

Business Combinations

We apply business combination accounting to recognize and measure in our financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at fair value at the acquisition date. We also recognize and measure either goodwill or a gain from a bargain purchase in the business combination and determine what information to disclose to enable users of our financial statements to evaluate the nature and financial effects of our business combinations. Transaction costs are expensed as incurred.

Cash and Cash Equivalents

We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. Our First Lien Credit and Guaranty Agreement (the “First Lien Facility”) requires us to establish and maintain segregated cash accounts, which have been pledged as security in favor of the lenders.  As of December 31, 2013, 2012 and 2011, we had cash and cash equivalents of $50.9 million, $21.4 million and $50.8 million, respectively, of which $3.2 million, $8.1 million and $46.1 million, respectively, were subject to our First Lien Facility, Credit and Guaranty Agreement - Term Loan Facility or Liberty’s Term Loan Facility (see Note 15, Debt).

Restricted Cash

Restricted cash primarily represents amounts restricted in accordance with our financing facilities (see Note 15, Debt) utilized to collateralize outstanding letters of credit and the sum of the reasonably anticipated scheduled principal, interest and fees payable during the following six months required to be held in a Debt Service Reserve cash account in accordance with the First Lien Credit and Guaranty Agreement, the Second Lien Credit and Guaranty Agreement and Liberty’s Term Loan Facility. In addition, in 2011, we had restricted cash to fund major maintenance activities. Funds that can be used to satisfy obligations due during the next 12 months are classified as current restricted cash, with the remainder classified as non-current restricted cash. Restricted cash is generally invested in accounts earning market rates. Such cash is excluded from cash and cash equivalents on both our Combined Balance Sheets and Combined Statements of Cash Flows. As of December 31, 2013 and 2012, we classify all restricted cash as current assets. As of December 31, 2011, $32.9 million was classified as a current asset, while $18.4 million was classified as a non-current asset.

Special Deposits

Special deposits represent cash margin deposits posted with a clearing broker to support commodity hedging transactions, cash deposits used as collateral for activities associated with ISO-NE, cash deposits with natural gas pipeline companies used as collateral for gas transportation agreements as well as other miscellaneous deposits.

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

Deposits that can be used to satisfy obligations due during the next 12 months are classified as current special deposits, with the remainder classified as non-current special deposits. As of December 31, 2013, 2012 and 2011, we classify all special deposits as current assets.

Accounts Receivable, net of Allowance

Our accounts receivable are primarily from purchasers of electricity, capacity, and ancillary services produced by our power generation assets as well as settlements of commodity hedge transactions. We record accounts receivable at net realizable value upon delivery of electricity, capacity, and ancillary services as well as the settlement of commodity derivative transactions. We review collectability and establish appropriate provisions on accounts receivable if it is probable we will be unable to collect all or a portion of the outstanding balance. We use our best estimate to determine the required allowance for doubtful accounts based on a variety of factors, including but not limited to, the length of time receivables are past due, significant one-time events and historical write-off experience. Specific provisions are recorded for individual receivables when we become aware of any customer’s inability to meet its financial obligations. We review the adequacy of our allowances quarterly.

Inventories

Inventories primarily consist of coal and fuel oil used to generate power and materials and supplies used to maintain our power generation facilities. Inventories are carried at the lower of cost or market. Cost is the sum of the purchase price and incidental expenditures to bring the inventory to its existing condition and location. Cost is determined under the weighted average cost method. We reduce cost to market value if the market value of inventory has declined and it is probable that the inventory, in its use in the ordinary course of business, will not be fully recovered through revenue earned from the resulting generation of power.  Inventories are shown net of reserves, if any, on the Combined Balance Sheets.

Inventories on consignment primarily consist of coal and fuel oil used to generate power at Brayton Point which is financed under an inventory financing arrangement (see Note 13, Commitments and Contingencies and Note 15, Debt).  We record inventories on consignment at the price paid to the supplier, plus incidental expenses and transportation charges to bring the inventory to its existing location. We record inventories on consignment within inventories on the Combined Balance Sheets.  Upon utilizing this coal and fuel oil, we record the usage of coal and fuel oil at its weighted average cost in energy and fuel costs on the Combined Statements of Operations.

Derivative Accounting

We are exposed to market risk, including changes in interest rates, and the impact of market price fluctuations for electricity, natural gas, coal, fuel oil and emissions allowances (see Note 12, Derivative Instruments).  In order to manage these risks, we use energy commodity and interest rate contracts that typically provide for settlement in cash.

The accounting treatment for energy commodity and interest rate contracts depends on the intended use of the particular contract and on whether or not the contract meets the definition of a derivative.  Non-derivative contracts are recorded at the time of delivery on an accrual basis of accounting.  Derivative transactions are recorded at fair value.  Derivative accounting is complex and requires management judgment in the following respects: identification of derivatives and embedded derivatives, determination of the fair value of derivatives, identification of hedge relationships, assessment and measurement of hedge effectiveness, and, election and designation of the normal purchase, normal sales exception.  Depending upon their timing and effects, our judgments may have a significant impact on our results from operations.

Contracts that meet the definition of a derivative but are either not designated or do not meet the requirements for cash flow hedge or normal purchase or normal sale accounting are recorded at fair value, with changes in fair value recognized currently in earnings.  We record these derivative contracts at fair value in the Combined Balance Sheets within mark-to-market derivative assets and liabilities.  Changes in fair value of these commodity transactions are recognized on a net basis in operating revenues on the Combined Statements of Operations.  For those contracts that meet the definition of a derivative, are designated as cash flow hedges and meet the cash flow hedge requirements, the changes in the fair value of the effective portion of those contracts are recognized in accumulated other comprehensive

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

income.  For the years ended December 31, 2013, 2012 and 2011, we did not have any contracts designated as cash flow hedges.  For those contracts that meet the normal purchase, normal sales exception, and are so designated, changes in the fair value of those contracts are not recognized in earnings.  Instead, earnings impacts are recorded upon delivery on an accrual basis of accounting.

Fair Value Measurements

We apply fair value measurement guidance to all financial instruments, including derivative contracts and other financial instruments requiring fair value disclosures.  Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in a principal or most advantageous market. Fair value is a market based measurement that is determined based on inputs, which refer broadly to assumptions that market participants use in pricing assets and liabilities. These inputs can be readily observable, market corroborated or generally unobservable firm inputs.  We often make certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the valuation techniques.

Fair Value Hierarchy — In measuring fair value, we use observable market data when available and minimize the use of unobservable inputs.  Unobservable inputs are needed to value certain derivative contracts due to complexities in contract terms.  Inputs used in fair value measurements are categorized into three fair value hierarchy levels for disclosure purposes.  The entire fair value measurement is categorized based on the lowest level of input that is significant to the fair value measurement.  The three levels of the fair value hierarchy are:

Level 1 — Quoted prices (unadjusted) are available in active markets for identical assets or liabilities as of the reporting date.  Active markets are those in which transactions for the asset or liability occur with both sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 — Pricing inputs are quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the assets or liabilities, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 — Pricing inputs including significant inputs that are generally less observable or from unobservable sources. These inputs may be used with internally developed methodologies that result in our best estimate of fair value.

Determination of Fair Value — The valuation techniques and inputs used in our fair value measurements are described in Note 11, Assets and Liabilities with Recurring Fair Value Measurements and Note 12, Derivative Instruments.

Deferred Option Premiums

Deferred option premiums represent costs incurred with the restructuring of certain economic commodity hedges (see Note 15, Debt).  Deferred option premiums are amortized on a shaped basis over the life of the transactions through December 31, 2014.  For the years ended December 31, 2013, 2012 and 2011, we recorded expense of $30.2 million,  $11.8 million and zero, respectively, related to our deferred option premiums within operating revenues on the Combined Statements of Operations.

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

Property, Plant and Equipment, net, and Depreciation

Property, plant and equipment, net is recorded at depreciated cost. Significant additions or improvements that improve the assets or that extend asset useful lives are capitalized as incurred, while repairs and maintenance that do not improve or extend the life of the respective asset are charged to expense as incurred.  We calculate depreciation using the straight-line method over the estimated remaining useful lives of the related assets. Land is carried at cost and is not subject to depreciation. Capital spares are also included within property, plant and equipment, net on the Combined Balance Sheets.  Gains and losses resulting from sales or retirements of assets are included within depreciation and amortization on the Combined Statements of Operations.

Goodwill and Goodwill Impairment

We recognize goodwill when the purchase price of an acquired entity exceeds the fair value assigned to assets acquired less liabilities assumed. We perform goodwill impairment tests annually and when events or changes in circumstances indicate that the carrying value may not be recoverable. In the absence of sufficient qualitative factors, goodwill impairment is determined using a two-step process:

Step one —

Identify potential impairment by comparing the fair value of a reporting unit to the book value, including goodwill. If the fair value of the reporting unit exceeds its book value, goodwill of the reporting unit is not considered impaired. If the book value of the reporting unit exceeds its fair value, we perform step two.

Step two —

Compare the implied fair value of the reporting unit’s goodwill to the book value of the reporting unit’s goodwill. If the book value of goodwill exceeds the implied fair value, we record an impairment expense for the sum of the excess.

We did not record any goodwill impairments for the years ended December 31, 2013, 2012 or 2011 (see Note 9, Goodwill).

Emission Allowances

Our emission allowances consist of Regional Greenhouse Gas Initiative (“RGGI”) emission allowances, sulfur dioxide (“SO2”) and nitrous oxide (“NOx”) emission allowances.  Amortization of RGGI, SO2 and NOx allowances occurs as natural gas, coal and fuel oil are consumed and related emissions are emitted into the air.

Emission allowances permit the holder of the allowances to emit certain gaseous by-products of fossil fuel combustion, including RGGI, SO2 and NOx.  We are also responsible for complying with both SO2 and NOx emission regulations and are entitled to all SO2 and NOx allowances issued by the Environmental Protection Agency (“EPA”) for our facilities.  Allowances are typically consumed as we generate these emissions. In addition, the allowances may be transacted and sold to third parties.  Carrying amounts are based on the cost to acquire the allowances. If acquired in an acquisition, the allowances are carried at the fair value on the date of acquisition. If the allowances are issued directly by the EPA, they are carried at zero cost. Generally, the allowances are consumed in the period the emissions are generated and are amortized accordingly at their weighted average cost.  The amortization of the allowances is recorded within energy and fuel costs on the Combined Statements of Operations.  Purchases of emission allowances and related amortization expenses are shown as operating activities within the Combined Statements of Cash Flows (see Note 10, Emission Allowances).

Impairment of Long-Lived Assets

We evaluate our long-lived assets, such as property, plant and equipment, equity method investments and definite-lived intangible assets for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Equipment assigned to each of our operating assets is not evaluated for impairment separately; instead, we evaluate our operating assets and related equipment together. In addition, we evaluate our equity method investments to determine whether or not they are impaired when a decline in value is considered an other than temporary decline in value. When we believe an impairment condition exists, we estimate the

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

undiscounted future cash flows associated with the long-lived asset or group of long-lived assets at the lowest level for which independent and identifiable cash flows exist. If we determine that these undiscounted cash flows are less than the carrying amount of the associated asset, or if we have classified an asset as held for sale, we estimate fair value of the long-lived asset based on its discounted cash flows to determine the amount of any impairment expense. All construction work in progress is reviewed for impairment whenever there is an indication that there may have been a reduction in fair value. If we determine that a construction work in progress is no longer probable of completion, and the capitalized costs will not be recovered through future operations, we write down the carrying value of the project to its fair value.

To estimate future cash flows, we consider historical cash flows, existing and future contracts, changes in the market environment and other factors that may affect future cash flows. To the extent applicable, the assumptions we use are consistent with our forecasts, which involve inherent uncertainty. We use our best estimates in making these evaluations and consider various factors, including both forward price curves for power and fuel costs and forecasted operating costs; however, actual future market prices and project costs could vary from the assumptions used in our estimates, and the impact of such variations may be material.

Generally, fair value will be determined using valuation techniques such as the present value of expected future cash flows. We will discount the estimated future cash flows associated with the asset using a single interest rate representative of the risk involved with such an investment including contract terms, tenor and credit risk of counterparties. We may also consider prices of similar assets, consult with brokers, or employ other valuation techniques. We use our best estimates in making these evaluations and consider various factors, including forward price curves for power and fuel costs and forecasted operating costs. Actual future market prices and project costs may vary from the assumptions used in our estimates and the impact of such variations may be material.

We did not record any impairment charges for the years ended December 31, 2013, 2012 or 2011.

Deferred Financing Costs, net

Our deferred financing costs incurred in connection with the issuance of debt are deferred and amortized over the life of the debt using the effective interest rate method. However, when the timing of debt transactions involve contemporaneous exchanges of cash between us and the same creditor(s) in connection with the issuance of a new debt obligation and satisfaction of an existing debt obligation, deferred financing costs are accounted as an extinguishment or modification depending on the significance of changes to the future cash flows. These debt transactions require us to either write-off the original deferred financing costs and capitalize the new issuance costs, or continue to amortize the original deferred financing costs and immediately expense the new issuance costs.  We include amortization of deferred financing costs in interest and fees on debt within the Combined Statements of Operations.

The following table summarizes the amounts recognized related to deferred financing costs as of December 31, 2013, 2012 and 2011, respectively (see Note 15, Debt):

(in thousands)	2013	2012	2011
January 1:	$27,696	$14,986	$442
Additions	27,081	37,730	16,833
Amortization	(5,391)	(3,703)	(2,289)
Write-off - Termination of Holdings Credit and Guaranty Agreement	—	(13,958)	—
Write-off - First Amendment to First Lien Credit Agreement	—	(7,359)	—
Write-off - Third Amendment to First Lien Credit Agreement	(6,531)	—	—
Write-off - Termination of Second Lien Facility	(6,128)	—	—
December 31:	$36,727	$27,696	$14,986

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

Prepaid Major Maintenance

We have entered into long-term service agreements (“LTSAs”) for certain maintenance activities at several of our facilities.  These LTSAs allow us to receive technical advice in the performance of all scheduled outages including technical field assistance with respect to our gas turbines, developing the critical-path schedule for inspections, and coordinating the repair, replacement and reconditioning of all hot gas path parts.  Additionally, these LTSAs cover the cost of new or fully refurbished replacement hot gas path parts for scheduled outages.  Payments are generally made monthly and include both a fixed fee and a variable fee based on equivalent operating hours, calculated based on factored fired hours and/or factored fired starts on each gas turbine; these fees escalate annually.  We expense the fixed fees within operations and maintenance in the Combined Statements of Operations.  For the years ended December 31, 2013 and 2012, we expensed $1.7 million and $1.3 million relating to the fixed fees, respectively.  The variable fee component is capitalized to prepaid major maintenance and reclassified, as scheduled outages occur, to property, plant and equipment in the Combined Balance Sheets.

The following table summarizes the prepaid major maintenance activity in the Combined Balance Sheets as of December 31, 2013 and 2012, respectively:

(in thousands)	2013	2012
January 1:	$20,840	$—
Variable fees incurred	25,538	21,343
Reclassifications to plant, property and equipment	(12,725)	(503)
December 31:	$33,653	$20,840

Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities represent amounts owed to vendors, including settlement of commodity hedge transactions, employee related amounts, and other accrued liabilities incurred in the ordinary course of operations, and are recorded at historical cost on the Combined Balance Sheets.

Asset Retirement Obligations

We record all known asset retirement obligations for which we can reasonably estimate the fair value of the liability. We associate retirement obligations with long-lived assets for which a legal obligation exists under enacted laws, statutes and written or oral contracts, including obligations arising under the contracts, and for which the timing and/or method of settlement may be conditioned on a future event.

Our legal obligations associated with the retirement of long-lived assets are recognized at their estimated fair value at the time that the obligations are incurred.  We estimate the liability based on the expected future costs for retiring the asset, discounted using a credit-adjusted risk-free rate on the date the obligation is incurred.  Upon initial recognition of a liability, the cost is typically capitalized as part of the associated long-lived asset and depreciated using a straight-line basis over the life of the related assets within depreciation and amortization on the Combined Statements of Operations (see Note 14, Asset Retirement Obligations).  Accretion expense in connection with the discounted liability is recognized over the remaining period of the obligation in depreciation and amortization on the Combined Statements of Operations.  Revisions to the liability could occur due to changes in the estimates of these costs.  Estimates of future asset retirement obligations are based on projected future retirement costs and require management to exercise significant judgment.  Such estimated costs could differ significantly when the actual costs are incurred.

Operating Revenues

We record operating revenues on an accrual basis as electricity, capacity and ancillary services are delivered, as well as the settlement of commodity derivative transactions. Our operating revenues are comprised of fixed capacity payments, which are primarily received from both PJM and ISO-NE capacity auctions, variable energy payments for power generation, certain ancillary service revenues, realized settlements from our economic hedging and optimization activities as well as unrealized mark-to-market revenues from derivative instruments as a result of our

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

economic hedging and optimization activities and other service revenues. Revenues include estimated amounts not yet received.

Energy and Fuel Costs

Energy and fuel costs expense is comprised of the cost of coal, natural gas and fuel oil purchased from third parties for the purposes of consumption in our power plants to generate electricity, RGGI, SO2, and NOx amortization and certain fixed and variable costs directly attributable to cost of generation.

Share-Based Payments and Deferred Compensation Plans

We apply stock compensation accounting for our share-based payments (see Note 17, Share-Based Payments). The fair value of each of the non-qualified stock options is estimated on the date of the grant using the Black-Scholes option-pricing model. We recognize compensation expense on a straight-line basis over the requisite vesting period for the entire award.  Upon the closing of the sale (considered a change of control) of the Company (see Note 21, Subsequent Events), all issued and outstanding non-qualified stock options will immediately vest. The payments will effectively be made by the ECP II and will not become an obligation of the purchaser.

On September 24, 2013, Brayton Point Holdings, LLC (“Brayton Point Holdings”), at the time a wholly-owned subsidiary of ECP II, awarded certain members of management non-voting membership interests in Brayton Point Holdings. These membership interests include both a deferred compensation component and a share-based compensation component, and vest on each of the first, second, and third anniversaries of the initial grant date, and vest in their entirety upon a change in control of Brayton Point Holdings. To the extent that cash distributions from the Brayton Point facility in excess of the amount of capital invested by ECP II in Brayton Point are declared (“Distributions”), employees participate in additional cash distributions subject to the vesting requirements.

We account for Distributions made in accordance with the awards as deferred compensation. Upon declaration of a Distribution, we recognize compensation expense for the portion of the Distribution which has already vested and recognize compensation expense for the remaining portion of the Distribution on a pro rata basis over the remaining vesting period. During the year ended December 31, 2013, no Distributions were made to which the holders of the awards were entitled. In addition, we recognized no compensation expense related to these awards for the year ended December 31, 2013.

Upon the closing of the sale (considered a change of control) of the Company (see Note 21, Subsequent Events), all issued and outstanding membership interests will immediately vest. The payments will effectively be made by the ECP II and will not become an obligation of the purchaser.

Post-employment Benefit Plans

Our employees participate in various 401(k) plans.  These plans provide for both employer and employee contributions up to specified limits.  For most of the plans, we make a fully vested safe harbor match equal to 100% of each participant’s elective deferral contribution up to a maximum of 3% of eligible compensation, plus 50% of each participant’s elective deferral contribution that exceeded 3%, up to 6% of eligible compensation for the majority of the plans.  The 401(k) plan matching contribution expenses were $1.6 million, $0.7 million and $0.3 million for the years ended December 31, 2013, 2012 and 2011, respectively, and are included within operations and maintenance on the Combined Statements of Operations.

In addition, we may make discretionary profit-sharing contributions at the discretion of our Board of Directors as well as certain additional required contributions. Profit sharing contributions are generally subject to a three year cliff-vesting schedule based on service with us and certain predecessors.  For most of the plans, the discretionary profit-sharing contribution is up to 5% of compensation per year. The profit sharing and additional contribution expenses were $1.1 million, $1.1 million and $0.6 million for the years ended December 31, 2013, 2012 and 2011, respectively, and are included within operations and maintenance on the Combined Statements of Operations.

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

Unrealized and Realized Revenues from Commodity Derivative Instruments

Unrealized Commodity Derivative Instruments Mark-to-Market Gain (Loss) — The changes in the unrealized mark-to-market value and the associated roll-off of all commodity derivative instruments and contracts are primarily reflected on a net basis within operating revenues on the Combined Statements of Operations. Our mark-to-market on derivative commodity contracts include positions being used to economically hedge commodity price risk associated with various commodities such as power, natural gas, fuel oil, and coal.

Realized Settlements of Commodity Derivative Instruments — The realized value of all derivative commodity contracts are reflected on a net basis and included in operating revenues on the Combined Statements of Operations.

Income Taxes

We account for income taxes using the asset and liability method of accounting for deferred income taxes and provide deferred income taxes for all significant temporary differences. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities, and their respective tax basis, tax credit and net operating loss (“NOL”) carryforwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income in the period that includes the enactment date.

We recognize the financial statement effects of a tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. A tax position that meets the more-likely-than-not recognition threshold is measured as the largest amount of tax benefit or expense that is greater than 50% likely of being realized upon ultimate settlement with a taxing authority. We reverse a previously recognized tax position in the first period in which it is no longer more likely than not that the tax position would be sustained upon examination (see Note 18, Income Taxes).

Concentrations of Credit Risk

Financial instruments, which potentially subject us to concentrations of credit risk, consist primarily of accounts receivable and derivative financial instruments. Accounts receivable are concentrated with entities engaged in the energy and the financial services industries. These industry concentrations may impact our overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic, industry or other conditions.  We are exposed to credit losses in the event of noncompliance by counterparties on both the settlement of physical sales and derivative financial instruments. The counterparties to these transactions are major financial institutions, energy companies, ISO-NE and PJM. We determine collateral requirements to support financial instrument credit risk on a case by case basis (see Note 19, Concentration Risks).

Recent Accounting Pronouncements

Revenue from Contracts with Customers — In May 2014, the FASB issued Accounting Standards Update 2014-09, “Revenue from Contracts with Customers.”  The update requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services.  This pronouncement is effective for annual periods beginning after December 15, 2016, including interim periods within that reporting period, and is to be applied retrospectively.  We are currently assessing the future impact of this update on our financial condition, results of operations or cash flows.

Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity — In April 2014, the FASB issued Accounting Standards Update No. 2014-08 “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” ASU 2014-08 raises the threshold for a disposal to qualify as a discontinued operation and

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

requires new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. It is effective for annual periods beginning on or after December 15, 2014. Early adoption is permitted but only for disposals that have not been reported in financial statements previously issued. We are currently assessing the future impact of this update on our financial condition, results of operations or cash flows.

Income Taxes — In July 2013, the FASB issued Accounting Standards Update 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.”  The provisions of the rule require an unrecognized tax benefit or expense to be presented as a reduction to a deferred tax asset in the financial statements for an NOL carryforward, a similar tax loss, or a tax credit carryforward except in circumstances when the carryforward or tax loss is not available at the reporting date under the tax laws of the applicable jurisdiction to settle any additional income taxes or the tax law does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purposes. When those circumstances exist, the unrecognized tax benefit or expense should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The new financial statement presentation provisions relating to this update are prospective and effective for interim and annual periods beginning after December 15, 2013, with early adoption permitted. We are currently assessing the future impact of this update, but we do not anticipate a material impact on our financial condition, results of operations or cash flows.

Disclosures about Offsetting Assets and Liabilities — In December 2011, the FASB issued Accounting Standards Update 2011-11, “Balance Sheet - Disclosures about Offsetting Assets and Liabilities,” to enhance disclosure requirements relating to the offsetting of assets and liabilities on an entity’s balance sheet. The update requires enhanced disclosures regarding assets and liabilities that are presented net or gross in the balance sheets when the right of offset exists or that are subject to an enforceable master netting arrangement. In January 2013, the FASB issued Accounting Standards Update 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities” to provide clarification that the scope previously defined in Accounting Standards Update 2011-11 applies to derivatives, repurchase agreements, reverse repurchase agreements and securities borrowing and lending transactions that are subject to an enforceable master netting arrangement or similar agreement. The new disclosure requirements relating to these updates are retrospective and effective for annual and interim periods beginning on or after January 1, 2013. We adopted Accounting Standards Updates 2011-11 and 2013-01 as of January 1, 2013. As these updates only required additional disclosures, adoption of these standards did not have a material impact on our financial condition, results of operations or cash flows.

3.                                      Acquisitions

Acquisition of Milford

On January 20, 2011, we purchased 100 percent of the direct and indirect interests in the owners of Milford for $332 million plus certain working capital balances of $13.1 million.  Prior to the acquisition, on January 19, 2011, we received a $324.0 million short-term loan from a revolving facility controlled by ECP II in order to fund the acquisition.  On January 28, 2011, Holdings entered into a Credit and Guaranty Agreement which consisted of a $425.0 million term loan facility and a $100.0 million working capital facility.  The term loan facility was used to repay the revolving loan, to pay other fees and expenses related to the financing and acquisition and to make a preferred stock distribution (see Note 15, Debt and Note 16, Capital Structure).

We accounted for this transaction using the acquisition method of accounting, whereby the purchase cost has been allocated to the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed.  The purchase price has been allocated to the purchased assets and assumed liabilities at estimated fair values as determined by management with the assistance of a third party.

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of the acquisition:

(in thousands)	Purchase Price Allocation
Special deposits	$2,521
Accounts receivable	11,135
Inventories	5,548
Prepayments	2,064
Property, plant and equipment	346,799
Emissions allowances	12

Total Assets	$368,079

Accounts payable and accrued liabilities	$22,779

Total Liabilities	$22,779

Contributed equity (net assets)	$345,300

Acquisition of Liberty

On October 7, 2011, we acquired 100 percent of the equity interests in Liberty Electric Generation Holdings, LLC (including Liberty) for $156 million plus certain working capital balances of $46.9 million as well as the assumption of $375.7 million of debt (see Note 15, Debt).  Prior to the acquisition, on October 6, 2011, we received a $201.0 million short-term loan from a revolving facility controlled by ECP II in order to fund the acquisition. On October 25, 2011, we received a $204.9 million capital contribution from the funds controlled by ECP II to repay the short-term loan and to pay other fees and expenses related to the acquisition (See Note 16, Capital Structure). In addition, we contributed $1.9 million of cash on hand to fund the acquisition.

We accounted for this transaction using the acquisition method of accounting, whereby the purchase cost has been allocated to the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed.  The purchase price has been allocated to the purchased assets and assumed liabilities at estimated fair values as determined by management with the assistance of a third party.

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of the acquisition:

(in thousands)	Purchase Price Allocation
Cash and cash equivalents	$18,336
Restricted cash	10,928
Special deposits	58
Accounts receivable	11,738
Inventories	4,923
Prepayments	1,877
Property, plant and equipment	532,106
Goodwill	101,853
Other	4,494

Total Assets	$686,313

Current portion of long-term debt	$2,399
Other liabilities	107,964
Long-term debt	373,295

Total Liabilities	$483,657

Contributed equity (net assets)	$202,656

Acquisition of Kincaid and Elwood

On August 29, 2013, our wholly-owned subsidiary Tomcat Power, LLC (“Tomcat Power”) acquired all of the direct and indirect ownership interests of Kincaid Holdings, LLC, Kincaid Generation, LLC (“Kincaid”) and Kincaid Energy Services Company, LLC, Elwood Expansion Holdings, LLC, Elwood Energy Holdings, LLC (“Elwood”), and Elwood Services Company, LLC, 50.00 percent of the interest in Elwood Expansion, LLC and 49.50 percent of the interest in Elwood Energy, LLC (“Elwood Energy”), respectively, from Dominion Energy, Inc. (collectively referred to as “Kincaid and Elwood”) for $472.4 million less certain adjustments for working capital balances and other purchase price adjustments of negative $13.5 million.  Kincaid owns 1,108 megawatts (“MW”) of generation located in Kincaid, Illinois, and Elwood owns 1,560 MW in total of generation located in Elwood, Illinois (see Note 4, Equity Method Investments).  We received a $110.0 million equity contribution from ECP II in order to partially fund this acquisition.  Also on August 29, 2013, we entered into the Third Amendment to the First Lien Credit and Guaranty Agreement (the “Third Amendment”), which primarily consisted of a $685.0 million Term C loan facility and an additional $46.0 million working capital facility.  The Term C loan facility was used to fund this acquisition, to repay the Second Lien Facility, to cash collateralize certain letters of credit issued and to pay other fees and expenses related to the Third Amendment and this acquisition (see Note 15, Debt).

We accounted for this transaction using the acquisition method of accounting, whereby the purchase cost has been allocated to the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed.  The purchase price has been allocated to the purchased assets and assumed liabilities at estimated fair values as determined by management with the assistance of a third party.

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of this acquisition:

(in thousands)	Purchase Price Allocation
Accounts receivable	$11,399
Inventories	26,635
Prepayments and other	677
Property, plant and equipment	225,971
Construction work in progress	58,017
Investments in affiliates	157,841
Emission allowances	365

Total assets	$480,905

Accounts payable and accrued liabilities	$4,904
Asset retirement obligations	17,082

Total liabilities	$21,986

Contributed equity (net assets)	$458,919

Acquisition of Brayton Point

In conjunction with the acquisition of Kincaid and Elwood on August 29, 2013, our parent ECP II and its wholly-owned subsidiary Brayton Point Holdings, via Tomcat Power, entered into an agreement with Dominion Energy, Inc. to acquire all the direct and indirect ownership interests in Brayton Point Energy, LLC, which owns 1,493 MW of generation located in Somerset, Massachusetts, for $12.9 million in working capital balances.  We received a $39.7 million equity contribution from ECP II in order to fund this acquisition.  Subsequent to the acquisition, we distributed $29.7 million to ECP II.  As this contribution represents a transaction between entities under common control, we did not recognize a gain or loss as part of this transaction; however, we have recorded the acquisition as though it occurred at August 29, 2013.

We accounted for this transaction using the acquisition method of accounting, whereby the purchase cost has been allocated to the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed with the excess of the fair value of net assets and liabilities over the purchase price identified as a gain on bargain purchase, as applicable.  The purchase price has been allocated to the purchased assets and assumed liabilities at estimated fair values as determined by management with the assistance of a third party. For the year ended December 31, 2013, we recognized a gain on bargain purchase of $3.1 million, which is recorded in gain on bargain purchase of business on the Combined Statements of Operations after remeasuring and allocating the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed. This gain on bargain purchase was attributable to the short-term future operations of the facility.

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of this acquisition:

(in thousands)	Purchase Price Allocation
Special deposits	$3,564
Accounts receivable	9,197
Inventories	52,946
Capital spares inventory	1,709
Mark-to-market derivative assets - current	5,412
Prepayments and other	1,101
Emission allowances	19,903
Mark-to-market derivative assets - non-current	3,349

Total assets	$97,181

Accounts payable and accrued liabilities	$6,781
Capacity obligation - current	11,573
Asset retirement obligations	35,153
Capacity obligation - non-current	23,440
Deferred tax liability	4,256

Total liabilities	$81,203

Gain on bargain purchase of business	$3,119

Contributed equity (net assets)	$12,859

Acquisition of Richland and Stryker

On December 18, 2013, our wholly-owned subsidiary RSG Power, LLC (“RSG Power”) acquired all of the direct and indirect ownership interests of Richland and Stryker Generation LLC (“Richland and Stryker”), which owns 446 MW and 20 MW of generation located in Defiance, Ohio and Stryker, Ohio, respectively, from Richland and Stryker Investment LLC (“RSI”) for $161.0 million plus certain adjustments for working capital balances and other purchase price adjustments of $1.1 million.  We received a $6.0 million Series B preferred stock capital contribution from ECP II in order to partially fund this acquisition (see Note 13, Commitments and Contingencies).  Also on December 18, 2013, we entered into the Fifth Amendment to the First Lien Credit and Guaranty Agreement (“the Fifth Amendment”), which primarily consisted of a $150.0 million increase in our Term C loan facility.  The borrowing was used to fund the acquisition and to pay other fees and expenses related to both the Fifth Amendment refinancing and this acquisition (see Note 15, Debt).

We accounted for this transaction using the acquisition method of accounting, whereby the purchase cost has been allocated to the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed. The purchase price has been allocated to the purchased assets and assumed liabilities at estimated fair values as determined by management with the assistance of a third party.

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of this acquisition:

(in thousands)	Purchase Price Allocation
Restricted cash	$500
Accounts receivable	423
Inventories	1,120
Prepayments and other	725
Property, plant and equipment	160,887
Emission allowances	8

Total assets	$163,663

Accounts payable and accrued liabilities	$1,553

Total liabilities	$1,553

Contributed equity (net assets)	$162,110

4.                                      Equity Method Investments

We hold a 49.50 percent partnership interest in Elwood Energy acquired as part of the Kincaid and Elwood transaction on August 29, 2013 (see Note 3, Acquisitions).  Elwood Energy is a limited liability company between certain subsidiaries of ours and of certain other third parties, which operates a 1,560 MW natural gas fired power plant located in Elwood, Illinois.  We account for this entity under the equity method of accounting and include our net equity interest in investments in affiliates on our Combined Balance Sheets. As of December 31, 2013, our equity method investment included on our Combined Balance Sheets was $155.2 million.  Our risk of loss related to our equity method investment is limited to our investment balance. Holders of the debt of our unconsolidated investment do not have recourse to us and our other subsidiaries; therefore, the debt of our unconsolidated investments is not reflected on our Combined Balance Sheets. As of December 31, 2013, our equity method investee had debt outstanding of $175.3 million, of which our share would be $86.8 million.

Our equity interest in the net loss from Elwood Energy for the year ended December 31, 2013 is recorded in equity loss in affiliates on the Combined Statements of Operations. The following table sets forth details of our loss from investment in affiliates and distributions for the year indicated:

(in thousands)	Equity Loss in Affiliate	Distributions
Elwood Energy, LLC	$1,243	$—

The Company has determined that it is not the primary beneficiary of the Elwood Energy power plant and does not consolidate it due to the fact that all major decisions including establishment of the annual operating budget, are made jointly by both partnership owners.

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

Unconsolidated Subsidiaries — Although Elwood Energy did not meet the criteria of a significant unconsolidated subsidiary for the period ended December 31, 2013, aggregated summarized financial data for our unconsolidated subsidiary is set forth below:

Condensed Combined Balance Sheet

Elwood Energy, LLC

December 31, 2013

(in thousands)	2013
Total assets	$408,076

Liabilities:
Current liabilities	$16,770
Long-term debt	167,421
Members’ capital	223,885
Total liabilities and members’ capital	$408,076

Condensed Combined Statement of Operations

Elwood Energy, LLC

For the period from August 29, 2013 through December 31, 2013

(in thousands)	2013
Revenues	$10,902
Expenses	13,414
Net loss	$(2,512)

The investment in Elwood Energy for the period from August 29, 2013 ended December 31, 2013 is as follows:

(in thousands)	2013
Acquisition of Elwood: August 29, 2013	$157,841
Equity loss in affiliates	(1,243)
Other	(1,405)
Ending balance: December 31, 2013	$155,193

5.                                      Accounts Receivable, Net of Allowance

Accounts receivable, net of allowance as of December 31, 2013, 2012 and 2011 are as follows:

	December 31,
(in thousands)	2013	2012	2011
Trade accounts receivable, net of allowance of $34, $34 and $34	$98,642	$24,978	$13,566
Derivative settlements	16,952	4,693	—
Other receivables	8,993	2,415	2,371
Accounts receivable, net of allowance	$124,587	$32,086	$15,937

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

6.                                      Inventories

Inventories as of December 31, 2013, 2012 and 2011 are as follows:

	December 31,
(in thousands)	2013	2012	2011
Coal and fuel oil	$13,196	$250	$728
Coal and fuel oil on consignment	61,301	—	—
Materials and supplies	41,949	24,175	22,547
Inventories	$116,446	$24,425	$23,275

As of December 31, 2013, 2012 and 2011, there are no inventory valuation allowances recorded on the Combined Balance Sheets.

Inventories on Consignment

On September 10, 2013, we entered into an Inventory Financing Arrangement with an unrelated third party for certain inventories at our Brayton Point facility, collateralized by all of the equity in the Brayton Point facility. The Inventory Financing Arrangement contains customary events of default and affirmative and negative covenants. In the event of default, we will be required to repay our outstanding obligations. Under this inventory financing facility, the third party agreed to purchase, own, and hold exclusive title to certain quantities of coal and fuel oil, in exchange for cash to be repaid no later than the termination of the agreement on May 31, 2017 (see Note 13, Commitments and Contingencies and Note 15, Debt).

We reclassified our existing inventory to inventory on consignment at the time we exchanged the inventory for cash.  Our inventory on consignment was recorded at the existing volume of coal and fuel oil at the then weighted average cost of the coal and fuel oil.  We record subsequent deliveries of coal and fuel oil in inventories on consignment on the Combined Balance Sheets upon delivery to our Brayton Point facility at the price paid to the unrelated third party, plus incidental expenses and transportation charges to bring the inventory to the Brayton Point Facility. We hold this inventory at cost until consumed for power generation, at which time we remove the inventory on consignment at its weighted average cost and record the usage at the weighted average cost within energy and fuel costs on the Combined Statements of Operations.

7.                                      Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities as of December 31, 2013, 2012 and 2011 are as follows:

	December 31,
(in thousands)	2013	2012	2011
Trade accounts payable	$14,903	$276	$433
Accrued accounts payable	25,237	12,602	11,212
Derivative settlements	35,291	5,106	2,728
Insurance borrowings, net	10,683	2,457	1,203
Accrued liabilities	28,370	27,894	10,436
Accrued interest	479	183	135
Accounts payable and accrued liabilities	$114,963	$48,518	$26,147

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

8.                                      Property, Plant and Equipment

As of December 31, 2013, 2012 and 2011, the components of property, plant and equipment stated at cost less accumulated depreciation are as follows:

	December 31,
(in thousands)	2013	2012	2011	Range of Economic Service Life (Years)
Property, plant and equipment:
Generation plant	$1,795,040	$1,337,673	$1,311,375	3 to 35
Land	24,791	16,404	16,404
Construction work in progress	607	437	1,029
Capital spares inventory	9,206	6,166	9,578
Other	8,105	5,431	4,822	2 to 10
Property, plant and equipment	$1,837,749	$1,366,111	$1,343,208
Less: Accumulated depreciation	(127,333)	(76,854)	(35,487)
Property, plant and equipment, net	$1,710,416	$1,289,257	$1,307,721

Generation plant

Our generation plant is comprised of our nine power generation assets located across both ISO-NE and PJM. Generation plant is generally recorded at historical cost or fair value upon acquisition. The cost of renewals and improvements that extend the useful life and improve the efficiency of the generation plant component are capitalized.

Land

Land primarily includes land owned where our power generation facilities are located and is not subject to depreciation.

Construction work in progress

Our construction work in progress primarily includes parts purchased to facilitate future production and enhancement programs that result in improvements in reliability, environmental emissions performance, and plant safety performance. Construction progress payments, salaries, and other costs directly relating to construction in progress are capitalized during the construction period, provided the completion of the project is deemed probable, or expensed when development of a particular project is no longer probable. Construction work in progress balances are transferred to generation plant when an asset group is put into service.

Capital spares inventory

Our capital spares inventory primarily includes major components needed for maintenance or repair of fixed assets, which generally have a long-lead time for purchase.  Capital spares are carried at cost and are not subject to depreciation until they are placed in service.

Other

Other plant, property and equipment is comprised of non-generation activities including information technology hardware and software, leasehold improvements, vehicles and furniture and fixtures.

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

Depreciation

Depreciation expense was $62.4 million, $50.8 million and $30.8 million for the years ended December 31, 2013, 2012 and 2011, respectively, and is included in depreciation and amortization on the Combined Statements of Operations.  We also recognized $0.9 million, $0.5 million and $0.3 million in losses on disposals and replacements of property, plant and equipment for the years ended December 31, 2013, 2012 and 2011, respectively, which are included in depreciation and amortization on the Combined Statements of Operations.

9.                                      Goodwill

Goodwill is not amortized for financial reporting purposes and is deductible for tax purposes. U.S. GAAP requires that goodwill and intangible assets deemed to have indefinite useful lives be reviewed for impairment at least annually by applying a fair value-based test. Goodwill impairment is deemed to exist if the net book value of a reporting unit exceeds its estimated fair value, and if the implied fair value of goodwill based on the estimated fair value of the reporting unit is less than the carrying amount. We use December 31 as our annual goodwill impairment testing date.

As of December 31, 2013, 2012 and 2011, the goodwill balance was $101.9 million. The goodwill balance represents the excess of purchase price over the fair value of assets acquired and liabilities assumed for the Liberty Generation Electric Holdings, LLC acquisition in 2011, a component of our PJM reporting unit. We completed our impairment analysis as of December 31, 2013, 2012 and 2011, and determined that no impairment exists. In completing this analysis, the fair value of the reporting unit was estimated using an income approach valuation methodology for 2013 and 2012, whereas 2011 utilized a combination of the income and market approach valuation methodology.

10.                               Emission Allowances

Our emission allowance assets consist of RGGI emission allowances and SO2 and NOx emission allowances. Amortization of RGGI, SO2 and NOx credits occurs as natural gas, coal and fuel oil are consumed and related emissions are emitted into the air.  The changes in carrying amount of emission allowances by major asset class for the years ended December 31, 2013, 2012 and 2011 are as follows:

	December 31,
(in thousands)	2013	2012	2011	Weighted-average Useful Life (Years)
RGGI allowances	$31,877	$—	$165
SO2/NOx allowances	352	37	49	1.46
Emission allowances	$32,229	$37	$214	1.46

A roll forward of emission allowances for the years ended December 31, 2013, 2012 and 2011 are as follows:

	December 31,
(in thousands)	2013	2012	2011
January 1:	$37	$214	$39
Purchases	28,956	7,932	12,116
Brayton Point acquisition - assumed assets	19,903	—	—
Kincaid acquisition - assumed assets	365	—	—
Milford acquisition - assumed liabilities, net	—	—	(3,131)
Richland-Stryker acquisition - assumed assets	8	—	—
Amortization expense	(17,040)	(8,109)	(8,810)
December 31:	$32,229	$37	$214

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

As of December 31, 2013, expected amortization expense for the unamortized acquired intangible assets for the next five years and thereafter is as follows:

(in thousands)
Period:
2014	$20,775
2015	7,962
2016	3,476
2017	8
2018	7
Thereafter	1
Total	$32,229

11.                               Assets and Liabilities with Recurring Fair Value Measurements

The following methods and assumptions were used to estimate the fair value of each of the following financial instruments:

Cash and Cash Equivalents, Restricted Cash and Special Deposits — Due to the short-term nature of cash and cash equivalents, restricted cash and special deposits, carrying amounts approximate fair value.

Derivative Assets and Liabilities — Derivative assets and liabilities are recorded at fair value utilizing valuation methods and techniques consistent with industry practices (see Note 12, Derivative Instruments).

We utilize market data, such as pricing services and broker quotes along with other assumptions that we believe market participants would use, to price our assets or liabilities, including assumptions about the risks inherent to the inputs in the valuation technique. These inputs can be either readily observable, market corroborated, or generally unobservable. Market data obtained from broker pricing services is evaluated to determine the nature of the quotes obtained and, where accepted as a reliable quote, used to validate our assessment of fair value. We use other qualitative assessments to determine the level of activity in any given market. We primarily apply both the market approach and the income approach for recurring fair value measurements and utilize what we believe to be the best available information. We utilize valuation techniques that seek to maximize the use of observable inputs and minimize the use of unobservable inputs. We classify fair value balances based on the observability of these inputs.

Fair values fluctuate from period to period due to market price volatility.  Changes in fair value and both unrealized and realized gains and losses are reflected currently on the Combined Statements of Operations.  Unrealized mark-to-market gains and losses on our commodity contracts and interest rate derivatives are not reflected in the Combined Statements of Operations during the same period as the underlying power sales and fuel purchases for our generation business and interest payments, respectively, for which the derivative instruments serve as economic hedges.  Additionally, the total unrealized mark-to-market gains or losses are recognized on commodity contracts and interest rate derivatives in operating revenues and mark-to-market on interest rate derivative contracts, respectively, on the Combined Statements of Operations. These mark-to-market gains or losses are not indicative of the economic gross profit or losses we expect to realize when the underlying transactions settle.

The method used to determine the fair market value of natural gas and power swap transactions is to value the respective forward market prices (received from a third party) as a differential to the underlying transaction prices, multiply by the contractual volumes by delivery month, and discount back to net present value (Level 2).

The method used to determine the fair market value of heat rate call option hedges is to use a spread option model based on the Black-Scholes framework and discount back to net present value (Level 3).  Significant assumptions in this model include volatility, correlation, and forward power and natural gas prices.  The unobservable inputs in the

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

Black-Scholes model consist of the spark spread volatility, which is determined by power and gas volatility, and the correlation between the two commodity prices.  Individual volatilities and correlations for a given delivery month are based on the natural logarithms of price returns for the previous 90 days.

The method used to determine the fair market value of the interest rate swap contracts is to value the contracts against similar instruments and observable market interest rates and discount back to net present value (Level 2).  However, since our interest rate swaps have a floor price embedded within the settlement pricing terms, the respective put value has to be determined, whereupon the underlying valuation inputs are not as readily observable compared to forward market prices (Level 3).

Discount factors used in net present value calculations are representative of an internal forward risk-free interest rate curve derived from the London Interbank Offering Rate (“LIBOR”) spot rates and Eurodollar futures.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect our estimate of the fair value of our assets and liabilities and their placement within the fair value hierarchy levels. The following tables present our financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2013, 2012 and 2011 by level within the fair value hierarchy:

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

	Assets and Liabilities with Recurring Fair Value Measures at December 31, 2013
(in thousands)	Location on Balance Sheets	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	Cash and cash equivalents	$50,873	$—	$—	$50,873
Restricted cash	Restricted cash	86,603	—	—	86,603
Special deposits	Special deposits	27,293	—	—	27,293
Commodity instruments:
Commodity contracts	Mark-to-market derivative assets - current	—	6,145	607	6,752
Commodity contracts	Mark-to-market derivative assets - non-current	—	2,026	2,218	4,244
Interest rate swaps:
Interest rate contracts	Mark-to-market derivative assets - current	—	—	—	—
Interest rate contracts	Mark-to-market derivative assets - non-current	—	—	914	914

Liabilities:
Commodity instruments:
Commodity contracts	Mark-to-market derivative liabilities - current	—	(52,802)	(52,001)	(104,803)
Commodity contracts	Mark-to-market derivative liabilities - non-current	—	—	—	—
Interest rate swaps:
Interest rate contracts	Mark-to-market derivative liabilities - current	—	—	(7,264)	(7,264)
Interest rate contracts	Mark-to-market derivative liabilities - non-current	—	—	(2,123)	(2,123)
Inventory financing facility	Current liabilities	—	(52,321)	—	(52,321)
Long term debt	Current and non-current liabilities	—	(1,489,113)	—	(1,489,113)

	Assets and Liabilities with Recurring Fair Value Measures as of December 31, 2012
(in thousands)	Location on Balance Sheets	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	Cash and cash equivalents	$21,416	$—	$—	$21,416
Restricted cash	Restricted cash	73,149	—	—	73,149
Special deposits	Special deposits	4,145	—	—	4,145
Commodity instruments:
Commodity contracts	Mark-to-market derivative assets - current	—	(165)	6,191	6,026
Commodity contracts	Mark-to-market derivative assets - non-current	—	—	—	—
Interest rate swaps:
Interest rate contracts	Mark-to-market derivative assets - current	—	—	—	—
Interest rate contracts	Mark-to-market derivative assets - non-current	—	—	—	—

Liabilities:
Commodity instruments:
Commodity contracts	Mark-to-market derivative liabilities - current	(4)	(213)	(42,758)	(42,975)
Commodity contracts	Mark-to-market derivative liabilities - non-current	—	—	(11,680)	(11,680)
Interest rate swaps:
Interest rate contracts	Mark-to-market derivative liabilities - current	—	—	(5,002)	(5,002)
Interest rate contracts	Mark-to-market derivative liabilities - non-current	—	—	(7,654)	(7,654)
Inventory financing facility	Current liabilities	—	—	—	—
Long term debt	Current and non-current liabilities	—	(923,796)	—	(923,796)

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

	Assets and Liabilities with Recurring Fair Value Measures as of December 31, 2011
(in thousands)	Location on Balance Sheets	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	Cash and cash equivalents	$50,776	$—	$—	$50,776
Restricted cash-Current	Restricted cash-Current	32,926	—	—	32,926
Restricted cash-Non Current	Restricted cash-Non Current	18,402	—	—	18,402
Special deposits	Special deposits	4,257	—	—	4,257
Other	Other	—	4,494	—	4,494
Commodity instruments:
Commodity contracts	Mark-to-market derivative assets - current	—	183	—	183
Commodity contracts	Mark-to-market derivative assets - non-current	—	—	2,686	2,686
Interest rate swaps:
Interest rate contracts	Mark-to-market derivative assets - current	—	—	—	—
Interest rate contracts	Mark-to-market derivative assets - non-current	—	—	—	—

Liabilities:
Commodity instruments:
Commodity contracts	Mark-to-market derivative liabilities - current	(489)	1,955	(37,220)	(35,754)
Commodity contracts	Mark-to-market derivative liabilities - non-current	—	—	(13,608)	(13,608)
Interest rate swaps:
Interest rate contracts	Mark-to-market derivative liabilities - current	—	—	(3,111)	(3,111)
Interest rate contracts	Mark-to-market derivative liabilities - non-current	—	—	(4,892)	(4,892)
Inventory financing facility	Current liabilities	—	—	—	—
Long term debt	Current and non-current liabilities	—	(813,930)	—	(813,930)

The following table presents a roll forward from January 1, 2011 to December 31, 2013 of the fair value measurement using significant unobserved inputs (Level 3):

	Fair Value Measurements Using
	Significant Unobservable Inputs (Level 3)
	Commodity	Interest Rate
(in thousands)	Contracts	Contracts	Total
Balance as of January 1, 2011	$(25,505)	$—	$(25,505)
Included in earnings - Unrealized loss (change in fair value)	(13,885)	(8,003)	(21,888)
Included in earnings - Unrealized gain (roll-off)	(8,752)	—	(8,752)
Transfers in to (out of) Level 3	—	—	—
Balance as of December 31, 2011	$(48,142)	$(8,003)	$(56,145)
Included in earnings - Unrealized loss (change in fair value)	(16,748)	(7,765)	(24,513)
Included in earnings - Unrealized gain (roll-off)	16,643	3,112	19,755
Transfers in to (out of) Level 3	—	—	—
Balance as of December 31, 2012	$(48,247)	$(12,656)	$(60,903)
Included in earnings - Unrealized loss (change in fair value)	(37,497)	(819)	(38,316)
Included in earnings - Unrealized gain (roll-off)	36,568	5,002	41,570
Transfers into (out of) Level 3	—	—	—
Balance as of December 31, 2013	$(49,176)	$(8,473)	$(57,649)

Total unrealized and realized gains and losses on commodity contracts are recorded in operating revenues on the Combined Statements of Operations.  Total unrealized and realized gains and losses on interest rate contracts are recorded in the mark-to-market on interest rate derivative contracts on the Combined Statements of Operations.

As of December 31, 2013, the sources of the fair value of commodity and interest rate contracts and the schedule of maturity of these contracts are included in the following table:

	Fair Value of Commodity and Interest
	Rate Derivative Contracts
	Maturity	Maturity of	Maturity	Total
	of One Year	One to	in Excess of	Fair
(in thousands)	or Less	Four Years	Four Years	Value
Source of Fair Value
Quoted prices in active markets (Level 1)	$—	$—	$—	$—
Significant other observable inputs (Level 2)	(46,657)	2,026	—	(44,631)
Significant unobservable inputs (Level 3)	(58,658)	1,009	—	(57,649)
Total	$(105,315)	$3,035	$—	$(102,280)

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

The following table presents quantitative information for the unobservable inputs used in our most significant Level 3 fair value measurements as of December 31, 2013, 2012 and 2011:

	Quantitative Information about Level 3 Fair Value Measurements
	December 31, 2013
	Fair Value, Net Asset	Valuation	Significant
(in thousands)	(Liability)	Technique	Unobservable Input	Range

Commodity contracts	$(49,176)	Black-Scholes	Volatility and Correlation	6%-54% 24%-96%
Interest rate swap contracts	(8,473)	Interest Rate Swap Black-Scholes	Volatility	40%-84%

	Quantitative Information about Level 3 Fair Value Measurements
	December 31, 2012
	Fair Value, Net Asset	Valuation	Significant
(in thousands)	(Liability)	Technique	Unobservable Input	Range

Commodity contracts	$(48,247)	Black-Scholes	Volatility and Correlation	7%-56% 17%-96%
Interest rate swap contracts	(12,656)	Interest Rate Swap Black-Scholes	Volatility	22%-88%

	Quantitative Information about Level 3 Fair Value Measurements
	December 31, 2011
	Fair Value, Net Asset	Valuation	Significant
(in thousands)	(Liability)	Technique	Unobservable Input	Range

Commodity contracts	$(48,142)	Black-Scholes	Volatility and Correlation	7%-42% -3%-92%
Interest rate swap contracts	(8,003)	Interest Rate Swap Black-Scholes	Volatility	41%-108%

Debt - We record our debt instruments on contractual terms, net of any applicable premium or discount. We did not elect to apply the alternative U.S. GAAP provision of the fair value option for recording financial assets and financial liabilities. The following table details the fair values and carrying values of our debt instruments at December 31, 2013, 2012 and 2011:

	2013		2012		2011
(in thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value	Carrying Value	Fair Value
First Lien Facility - Term B Loan	$668,108	$669,778	$670,719	$667,365	$—	$—
First Lien Facility - Term C Loan	781,450	783,404	—	—	—	—
Second Lien Facility	—	—	200,000	204,000	—	—
Working Capital Facility	35,931	35,931	52,431	52,431	25,838	25,838
Term Loan Facility (Holdings)	—	—	—	—	409,553	409,553
Term Loan Facility (Liberty)	—	—	—	—	229,672	229,672
Mezzanine Debt Facility	—	—	—	—	148,867	148,867
Total long-term debt	1,485,489	1,489,113	923,150	923,796	813,930	813,930

Inventory financing facility	52,321	52,321	—	—	—	—
Total debt	$1,537,810	$1,541,434	$923,150	$923,796	$813,930	$813,930

We measure the fair value of our debt instruments using market information, including quoted market prices or dealer quotes for the identical liability when traded as an asset (categorized as level 2).

12.                               Derivative Instruments

We are exposed to the impact of market price fluctuations of electricity, natural gas, coal, fuel oil, and other energy-related products associated with operations, as well as interest rates.  To help manage this risk and optimize the energy margin of our assets, we execute derivative transactions with bilateral counterparties on recognized exchanges

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

or via over-the-counter markets, depending on the most favorable credit terms and market execution factors (see Note 2, Significant Accounting Policies and Recent Pronouncements, Fair Value Measurements and Note 11, Assets and Liabilities with Recurring Fair Value Measurements).

Contracts that meet the definition of a derivative but are either not designated or do not meet the requirements for cash flow hedge or normal purchase or normal sale accounting are recorded at fair value, with changes in fair value recognized currently in earnings.  We record these derivative contracts at fair value in the Combined Balance Sheets within mark-to-market derivative assets and liabilities.  Changes in fair value of these commodity transactions are recognized on a net basis in operating revenues on the Combined Statements of Operations.  For those contracts that meet the definition of a derivative, are designated as cash flow hedges and meet the cash flow hedge requirements, the changes in the fair value of the effective portion of those contracts are recognized in accumulated other comprehensive income.  For the years ended December 31, 2013, 2012 and 2011, we did not have any contracts designated as cash flow hedges.  For those contracts that meet the normal purchase, normal sales exception, and are so designated, changes in the fair value of those contracts are not recognized in earnings.  Instead, earnings impacts are recorded upon delivery on an accrual basis of accounting.

As a result of the Brayton acquisition, we acquired a 91 MW capacity contract which has been designated and afforded the normal sale exemption.  The initial mark-to-market of this capacity contract is included in mark-to-market derivative assets on the Combined Balance Sheet and is included in the tables and figures below.

For the year ended December 31, 2013, the change in fair value and unrealized gain associated with the contract roll-off of derivative commodity contracts was negative $89.0 million and positive $35.0 million, respectively, which were recorded in operating revenues in the Combined Statements of Operations.  For the year ended December 31, 2012, the change in fair value and unrealized gain associated with the contract roll-off of derivative commodity contracts was negative $17.1 million and positive $15.0 million, respectively, which were recorded in operating revenues in the Combined Statements of Operations.  For the year ended December 31, 2011, the change in fair value and unrealized gain associated with the contract roll-off of derivative commodity contracts was negative $29.2 million and positive $10.5 million, respectively, which were recorded in operating revenues in the Combined Statements of Operations.  For the years ended December 31, 2013, 2012 and 2011, the realized loss associated with the settlements of these transactions was $72.5 million, $27.7 million and $30.2 million, respectively, which were recorded in operating revenues on the Combined Statements of Operations.

During 2011, we entered into three fixed for floating rate amortizing interest rate swaps.  The interest rate swaps commenced on January 28, 2011 and expire on January 28, 2016.  The purpose of these swaps was to economically hedge the floating rate borrowings of the Credit and Guaranty Agreement with a fixed rate of interest (see Note 15, Debt).  In connection with certain refinancings during 2012, we entered into three additional fixed for floating rate amortizing interest rate swaps.  These interest rate swaps commenced on June 21, 2012 and expire on June 30, 2017.  In connection with the Third Amendment during 2013, we entered into three additional fixed for floating rate amortizing interest rate swaps.  These interest rate swaps commenced on September 30, 2013 and expire on June 30, 2017.  Also during 2013, we entered into four additional fixed for floating rate amortizing interest swaps designed to restructure the floor price of certain existing interest rate swaps from 1.50 percent to 1.00 percent to align them with the 100 basis LIBOR floor on the term debt resulting from the Third Amendment.  These interest rate swaps commenced on December 31, 2013 and expire on either January 28, 2016 or June 30, 2017 (see Note 15, Debt).  These derivative contracts are not designated as cash flow hedges and therefore are required to be marked-to-market through the Combined Statements of Operations in accordance with applicable derivative accounting guidance.  The change in fair value of these contracts was negative $0.8 million, negative $7.8 million and negative $8.0 million for the years ended December 31, 2013, 2012 and 2011, respectively, and is recorded in the mark-to-market on interest rate derivative contracts on the Combined Statements of Operations.  The unrealized gain (loss) associated with the contract roll-off of interest rate contracts was a positive $5.0 million, positive $3.1 million and zero for the years ended December 31, 2013, 2012 and 2011, respectively, and is included in the mark-to-market on interest rate derivative contracts on the Combined Statements of Operations.  For the years ended December 31, 2013, 2012 and 2011, the realized loss associated with the settlements on the transactions was negative $5.9 million, negative $4.6 million and negative $3.4 million, respectively, which was recorded within interest and fees on debt on the Combined Statements of Operations.

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

Commodity derivatives are comprised of both long and short positions: a long position is a contract to purchase, whereby a short position is a contract to sell. Interest rate contracts consist of interest rate swaps transacted to manage our interest rate risk.

The gross fair values of derivative assets and liabilities with the same counterparty are offset and reported as net within mark-to-market derivative assets or liabilities, with appropriate current and long-term portions, in our Combined Balance Sheets.

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

As of December 31, 2013, 2012 and 2011, we had commodity and interest rate derivative contracts outstanding in the following gross notional volumes on an absolute basis as follows:

	December 31, 2013
	Accounting	Unit of		Net Fair
(in thousands, except quantity)	Treatment	Measure	Quantity	Value
Commodity contracts:
Heat rate options	Mark-to-market	MWh	6,990,480	$(48,386)
Natural gas basis spread swaps	Mark-to-market	MMBtu	7,570,000	(1,159)
Natural gas swaps	Mark-to-market	MMBtu	14,321,500	1,687
Power basis swaps	Mark-to-market	MWh	1,464,947	(361)
Power swaps	Mark-to-market	MWh	4,381,250	(51,692)
Oil swaps	Mark-to-market	Barrels	234,000	(391)
Coal purchases	Mark-to-market	Short Ton (st)	400,000	420
Capacity	Accrual	MW	91	6,865
Natural gas physical call option	Mark-to-market	MMBtu	200,000	(790)
Interest rate contracts:
Interest rate swaps	Mark-to-market	Dollars (US)	1,092,444,000	$(8,473)
				$(102,280)

	December 31, 2012
	Accounting	Unit of		Net Fair
(in thousands, except quantity)	Treatment	Measure	Quantity	Value
Commodity contracts:
Heat rate options	Mark-to-market	MWh	15,718,331	$(48,248)
Natural gas swaps	Mark-to-market	MMBtu	5,819,200	(3,057)
Power basis swaps	Mark-to-market	MWh	816,000	(213)
Power swaps	Mark-to-market	MWh	783,600	2,889
Interest rate contracts:
Interest rate swaps	Mark-to-market	Dollars (US)	770,008,000	$(12,656)
				$(61,285)

	December 31, 2011
	Accounting	Unit of		Net Fair
(in thousands, except quantity)	Treatment	Measure	Quantity	Value
Commodity contracts:
Heat rate options	Mark-to-market	MWh	20,087,694	$(48,142)
Natural gas basis spread swaps	Mark-to-market	MMBtu	3,467,500	2,961
Natural gas swaps	Mark-to-market	MMBtu	4,541,800	(1,894)
Power swaps	Mark-to-market	MWh	631,200	399
Bilateral capacity	Mark-to-market	MW	117	183
Interest rate contracts:
Interest rate swaps	Mark-to-market	Dollars (US)	333,475,000	$(8,003)
				$(54,496)

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

For the years ended December 31, 2013, 2012 and 2011, the changes in fair value of commodity and interest rate derivative contracts, and non-cash unrealized gains or losses associated with roll-off during the period, are reflected within the Combined Statements of Operations as follows:

	Derivatives Not Designated as Hedging Instruments
		Total Loss	Total Loss	Total Loss
		Recognized	Recognized	Recognized
(in thousands)	Location of Loss	2013	2012	2011
Commodity contracts	Operating revenues	$(53,939)	$(2,135)	$(18,746)
Interest rate swap contracts	Mark-to-market on interest rate derivative contracts	4,183	(4,654)	(8,003)
Total		$(49,756)	$(6,789)	$(26,749)

13.                               Commitments and Contingencies

We record accruals for estimated loss contingencies when available information indicates that a loss is probable and the amount of the loss, or range of loss, can be reasonably estimated. In addition, we disclose matters for which we believe a material loss is reasonably possible. In all instances, we have assessed the matters below based on current information and made judgments concerning their potential outcome, giving consideration to the nature of the claim, the amount, if any, and nature of damages sought and the probability of success. We regularly review all new information with respect to such contingencies and adjust our assessments and estimates of such contingencies accordingly. Because litigation is subject to inherent uncertainties including unfavorable rulings or developments, it is possible that the ultimate resolution of our legal proceedings could involve amounts that are different from any recorded accruals, and that such differences could be material.

Legal Proceedings - We do not have any material legal proceedings that are currently pending where an unfavorable outcome is probable. From time to time, we may be party to routine proceedings arising in the ordinary course of business. These actions may seek, among other things, compensation, civil penalties or other losses, or injunctive or declaratory relief. Any accruals or estimated losses related to these matters are not material. In our judgment, the ultimate resolution of these matters will not have a material effect on our financial condition, results of operations or cash flows.

Environmental Matters - We are subject to environmental laws and regulations intended to mitigate or eliminate the effect of operations and to protect the environment. As such, we have an active environmental auditing and training program and believe that the program is in compliance with all existing laws and regulations and do not believe that environmental reserves are necessary at this time, with the exception of the Milford item noted below.

Groundwater contamination is known to exist on the Milford Power property from historical offsite sources. Milford Power and the nearby industrial facilities are named as respondents in a Partial Consent Order with the Connecticut Department of Energy and Environmental Protection (“DEEP”) which specifies monitoring and remediation requirements.  The remaining reserve is approximately $0.2 million, $0.2 million and $0.3 million at December 31, 2013, 2012 and 2011, respectively, and is included in other current liabilities on the Combined Balance Sheets.

Leases — We have lease arrangements for buildings, rail cars, office space, water access and usage and land.  The provisions of these lease agreements provide for renewal options.

MASSPOWER is party to a lease agreement pursuant to which it leases approximately six acres of land in Indian Orchard, Massachusetts.  The lease agreement was entered into on July 30, 1990 for a term of 20 years from the commercial operation date of the facility (July 1993) with an option to extend the lease through July 31, 2028, by providing notice of intent to extend at least six months prior to July 31, 2013.  The notice of intent to extend the lease was provided on April 25, 2012.  The extension of the lease does not require operating lease payments for the fifteen year extended period of the lease, but does require us to continue to pay property taxes related to the land.  As of December 31, 2013, there were current and non-current prepaid rent balances of $0.9 million and $11.9 million, which were included within prepayments and other non-current assets, respectively, on the Combined Balance Sheets. As of

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

December 31, 2012, there were current and non-current prepaid rent balances of $2.5 million and $8.7 million, which were included within prepayments and other non-current assets, respectively, on the Combined Balance Sheets.  As of December 31, 2011, there was a non-current prepaid rent balance of $7.1 million which was included within other non-current assets on the Combined Balance Sheets.

We have contracts which we account for as operating leases. Operating lease rental payments charged to expense for the years ended December 31, 2013, 2012 and 2011 were $4.9 million, $1.8 million and $1.3 million, respectively. The total contractual future minimum lease rental payments for our contracts accounted for as operating leases, excluding executory costs, such as property taxes, state use taxes, insurance, and maintenance, as of December 31, 2013 are as follows:

(in thousands)
Period:
2014	$9,462
2015	3,561
2016	1,211
2017	1,224
2018	1,236
Thereafter	9,580
$26,274

Long-Term Contractual Arrangements — We have entered into certain long-term contractual arrangements, including LTSAs at Dighton, Lake Road, Milford and Liberty (see Note 2, Significant Accounting Policies and Recent Pronouncements, Prepaid Major Maintenance), forward coal contracts, property tax agreements and certain chemical and services contracts. We estimated the future costs of these long-term contractual arrangements for each of the next five years and thereafter as of December 31, 2013 as follows:

(in thousands)
Period:
2014	$152,364
2015	154,866
2016	120,312
2017	59,586
2018	44,783
Thereafter	171,875
$703,786

As part of the Inventory Financing Arrangement, we are obligated to purchase minimum quantities of coal and fuel oil (collectively, “materials”) each year (see Note 15, Debt) which are included in the table above.

Capacity Contract Liability - As part of August 29, 2013 Brayton Point acquisition, a capacity obligation with ISO-NE was fair valued.  Brayton Point is committed to ISO-NE to provide installed capacity through May 31, 2017.  The fair value of the obligation was a $35.0 million liability.  The liability was determined using the multi period excess earnings method, which is a specific application of the income approach.  The principle behind the multi period excess earnings method is that the value of the obligation is equal to the present value of the incremental after-tax cash flows attributable only to the obligation after deducting contributory asset charges.  The incremental after-tax cash flows attributable to the obligation was then discounted to its net present value.

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

(in thousands)	2013
January 1, 2013	$—
Brayton Point acquisition - Assumed obligation	35,013
Amortization	(4,265)
December 31, 2013	$30,748

As of December 31, 2013, $11.0 million was included in other current liabilities in the combined balance sheet while $19.8 million was included in other non-current liabilities in the combined balance sheet.  Amortization of this liability is recorded to operating revenues in the combined statement of operations.  The future amortization of this liability is as follows.

(in thousands)
Period:
2014	$10,962
2015	6,258
2016	11,412
2017	2,116
$30,748

Series A Convertible Participating Preferred Stock — On May 20, 2010, in connection with the closing of the acquisition of Dighton, Lake Road and MASSPOWER, the Company issued 175,000 shares of Series A Redeemable Convertible Participating Preferred Stock to ECP II in a private placement.  The par value is $0.01 per share with initial liquidation preference of $1,000 per share. The preferred stock may be converted to common stock at any time at the option of the stockholders or at the option of the Company. Preferred shares have voting rights proportional to the number of shares which would convert to common shares and accrue dividends at the rate of 10.00% per annum. This preferred yield accrues whether earned or declared and is cumulative from the date of issue. The shares are convertible to an equivalent number of common shares and have a liquidation preference entitling the holders to be paid an amount equal to the original purchase price of their shares plus accrued dividends before any payment is made to the common shareholders upon a liquidation event.

On January 28, 2011, 61,933 shares of Series A Convertible Participating Preferred Stock were redeemed by ECP II at the value of $1,210 per share or $75.0 million.  Also, on January 28, 2011, the remaining issued shares of Series A Convertible Participating Preferred Stock were converted into shares of common stock at a value of $112.4 million.

The Company recorded a preferred stock dividend of $1.4 million for the year ended December 31, 2011 and is included in preferred dividends on the Combined Statements of Operations.

As of December 31, 2013, 2012 and 2011, no shares of Series A Convertible Participating Preferred Stock were issued or outstanding.

Series B Convertible Participating Preferred Stock - On December 17, 2013, the Company authorized 10,000 shares and issued 3,450 shares of Series B Convertible Participating Preferred Stock to ECP II in a private placement. The par value is $0.01 per share with initial liquidation preference of $1,739 per share.  The Series B Convertible Participating Preferred Stock is located within the mezzanine equity section on the Combined Balance Sheets, due to the fact that the preferred shares are subject to mandatory conversion on the Hart-Scott-Rodino Act of 1976 approval date (“HSR date”). The approval date is defined as the date upon which the waiting period under the HSR date permits the holder of Preferred Stock to acquire common stock, typically 30 days from filing or by early termination letter, as defined by the Certificate of Designation of Series B Convertible Participating Preferred Stock agreement.

Holders tendering Series B Convertible Participating Preferred Stock for conversion are entitled to receive, for each share of Series B Convertible Participating Preferred Stock converted, a number of shares of EquiPower common stock determined by dividing the purchase price by $1,739, subject to adjustments as set forth by the Conversion Rate

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

as defined in the Certificate of Designation of Series B Convertible Participating Preferred Stock agreement. The Series B Convertible Participating Preferred Stock is senior to all classes of common stock. The Series B Convertible Participating Preferred Stock is junior to all of the Company’s existing and future debt obligations, all of the Company’s subsidiaries’ existing and future liabilities and capital stock held by persons other than EquiPower or our subsidiaries.

As of December 31, 2013, 3,450 shares of Series B Convertible Participating Preferred Stock were issued and outstanding with the balance of $6.0 million. As of December 31, 2012 and 2011, no shares of Series B Convertible Participating Preferred Stock were issued or outstanding.

On January 23, 2014, 3,450 shares of Series B Convertible Participating Preferred Stock, representing all Series B Convertible Participating Preferred Stock shares outstanding, were converted into 3,450 shares of common stock at the value of $1,739 per share. The total balance of the converted shares was $6.0 million, and no dividends were paid or are due in the future with respect to these shares.

14.                               Asset Retirement Obligations

We record the present value of our legal obligations to retire tangible, long-lived assets on our Combined Balance Sheets as an asset retirement obligation when the liability is incurred. Our asset retirement obligations (“AROs”) are a result of certain safety and environmental-related legal obligations we are required to perform, due to laws, statutes and regulations pertaining to the eventual retirement of certain tangible, long-lived assets. AROs include activities such as ash pond and landfill capping, dismantlement of power generation facilities, future removal of asbestos laden material from certain power generation facilities, closure and post-closure costs, environmental testing, remediation and monitoring.

During 2012, we established an ARO related to the future decommissioning of MASSPOWER.

On August 29, 2013, we incurred AROs related to the acquisitions of both Kincaid and Brayton Point for the future decommissioning of these facilities.

The following table summarizes the amounts recognized related to asset retirement obligation liabilities for the years ended December 31, 2013, 2012 and 2011:

(in thousands)
January 1, 2012	$—
MASSPOWER obligation	2,258
Accretion expense	538
Liabilities settled	—
Changes in estimated cash flows	—
December 31, 2012	$2,796
Kincaid acquisition - Assumed obligation	17,082
Brayton Point acquisition - Assumed obligation	35,153
Accretion expense	1,213
Liabilities settled	(14)
Asset retirement obligation revisions	1,571
Changes in estimated cash flows	—
December 31, 2013	$57,801

Brayton Point will be retired and begin decommissioning activities in June 2017 after fulfillment of its capacity contract (see Note 13, Commitments and Contingencies)

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

15.                               Debt

Details of debt outstanding are as follows:

	Balance as of December 31,			Interest Rate as of December 31,
(in thousands)	2013	2012	2011	2013	2012	2011
First Lien Facility - Term B Loan, due December 21, 2018	$668,108	$670,719	$—	4.25%	5.50%	—
First Lien Facility - Term C Loan, due December 31, 2019	781,450	—	—	4.25%	—	—
Second Lien Facility, due June 21, 2019	—	200,000	—	—	10.00%	—
Working Capital Facility, due June 21, 2017	35,931	52,431	—	5.17%	5.22%	—
Inventory financing facility	52,321	—	—	4.55 & 8.25%	—	—
Term Loan Facility (Holdings), due January 26, 2018	—	—	409,553	—	—	5.75%
Working Capital Facility, due January 28, 2016	—	—	25,838	—	—	4.45%
Term Loan Facility (Liberty), due November 2, 2014	—	—	229,672	—	—	3.58%
Mezzanine Debt Facility due November 2, 2017	—	—	148,867	—	—	9.58%
Total debt outstanding	1,537,810	923,150	813,930
Less: Amounts due within one year:
Current portion of long-term debt	(67,013)	(44,100)	(44,628)
Inventory financing facility	(52,321)	—	—
Long-term debt	$1,418,476	$879,050	$769,302

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

A roll forward and summary of debt activity for the years ended December 31, 2013, 2012 and 2011 is presented as follows:

	January 1 - December 31, 2011
(in thousands)	Term Loan Facility (Holdings)	Working Capital Facility and Other	Term Loan Facility (Liberty)	Mezzanine Debt Facility	Inventory Financing Facility	Total
Opening balance: January 1, 2011	$—	$—	$—	$—	$—	$—
Term Loan Facility issuance	425,000	—	—	—	—	425,000
Working Capital Facility issuances	—	33,637	—	—	—	33,637
Working Capital Facility repayments	—	(7,799)	—	—	—	(7,799)
Other issuances	—	525,000	—	—	—	525,000
Other repayments	—	(525,000)	—	—	—	(525,000)
Liberty acquistion	—	—	230,271	145,423	—	375,694
Accrued interest added to principal	—	—	—	3,444	—	3,444
Scheduled and mandatory principal payments	(15,447)	—	(599)	—	—	(16,046)
Ending balance: December 31, 2011	$409,553	$25,838	$229,672	$148,867	$—	$813,930

	January 1 - June 21, 2012
(in thousands)	Term Loan Facility (Holdings)	Working Capital Facility and Other	Term Loan Facility (Liberty)	Mezzanine Debt Facility	Inventory Financing Facility	Total
Opening balance: January 1, 2012	$409,553	$25,838	$229,672	$148,867	$—	$813,930
Working capital issuances	—	8,500	—	—	—	8,500
Other issuances	—	12,900	—	—	—	12,900
Accrued interest added to principal	—	—	—	3,605	—	3,605
Scheduled principal payment	—	—	(600)	—	—	(600)
Ending balance: June 21, 2012	409,553	47,238	229,072	152,472	—	838,335
Refinancing	(409,553)	(47,238)	(229,072)	(152,472)	—	(838,335)
Ending balance: June 21, 2012	$—	$—	$—	$—	$—	$—

	June 21 - December 31, 2012
(in thousands)	First Lien Facility Term B	First Lien Facility Term C	Second Lien Facility	Working Capital Facility	Inventory Financing Facility	Total
Opening balance: June 21, 2012	$685,000	$—	$200,000	$43,431	$—	$928,431
Working capital issuances	—	—	—	26,500	—	26,500
Working capital repayments	—	—	—	(17,500)	—	(17,500)
Scheduled principal payment	(3,425)	—	—	—	—	(3,425)
Mandatory prepayment	(10,856)	—	—	—	—	(10,856)
Ending balance: December 31, 2012	$670,719	$—	$200,000	$52,431	$—	$923,150

	January 1 - December 31, 2013
(in thousands)	First Lien Facility Term B	First Lien Facility Term C	Second Lien Facility	Working Capital Facility	Inventory Financing Facility	Total
Opening balance: January 1, 2013	$670,719	$—	$200,000	$52,431	$—	$923,150
Third Amendment - August 29, 2013	—	635,000	(200,000)	—	—	435,000
Fifth Amendment - December 18, 2013	—	150,000	—	—	—	150,000
Scheduled principal payment	—	(3,550)	—	—	—	(3,550)
Mandatory prepayment	(2,611)	—	—	—	—	(2,611)
Working capital issuances	—	—	—	51,610	—	51,610
Working capital repayments	—	—	—	(68,110)	—	(68,110)
Inventory financing, net	—	—	—	—	52,321	52,321
Ending balance: December 31, 2013	$668,108	$781,450	$—	$35,931	$52,321	$1,537,810

Credit and Guaranty Agreement - Term Loan Facility (“Holdings”) and Working Capital Facility

We held a Credit and Guaranty Agreement (the “Credit Agreement”) through June 21, 2012, which consisted of a $425 million term loan facility and a $100 million working capital facility with Barclays Bank PLC, as administrative agent and Union Bank, N.A. (“Union Bank”) as collateral agent, as well as a Depository Agreement with Union Bank as collateral agent and depository.  The loan was used to finance the aggregate purchase price associated with the acquisition of Milford, pay fees and expenses related to the financing and to make a member distribution of approximately $75 million to our preferred shareholders.  The term loan facility had a maturity date of January 26, 2018.

Interest accrued on the term loan facility at our election of either (i) the base rate, which is the greater of the Prime Rate or the Federal Funds Effective Rate plus 50 basis points or one percent plus the one month Eurodollar rate, which cannot be less than 150 basis points per annum, plus 325 basis points or (ii) a one, two, three or six month Eurodollar

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

Rate, which cannot be less than 150 basis points per annum, plus an applicable margin of 425 basis points for Eurodollar rate advances.  Interest was paid at the end of each fiscal quarter for base rate funds borrowed, and was paid on the last day of each one, two or three month Eurodollar rate period, unless the rate chosen was a six month Eurodollar rate, in which case interest was paid after three months and at the end of the six month period.  For the years ended December 31, 2012 and 2011, total interest expense of $11.3 million and $22.6 million, respectively, was incurred on the term loan facility and recorded within interest and fees on debt within the Combined Statements of Operations.

In connection with the Credit Agreement, we, subject to certain restrictions, had access to a $100 million working capital facility, from which we could borrow working capital funds of up to $50 million or issue letters of credit up to $75 million, subject to a reduction for any working capital borrowings from this facility that were outstanding.  Fees were accrued at the one, two, three or six month Eurodollar Rate plus an applicable margin of 425 basis points for issued letters of credit and working capital borrowings and 75 basis points for unused availability under the working capital facility.  In accordance with the Credit Agreement, we were required to cash collateralize letters of credit issued under the working capital facility by depositing funds within a collateral bank account we owned and which were held by Union Bank.  Cash used to collateralize letters of credit issued accrued interest at the one, two, three or six month Eurodollar Rate less 20 basis points.  For the years ended December 31, 2012 and 2011, interest and fees of $1.1 million and $1.7 million, respectively, were expensed and recorded within interest and fees on debt within the Combined Statements of Operations.

Under the term loan facility, there was scheduled principal payments payable on the last business day of each calendar quarter.  The scheduled quarterly principal payment was equal to 0.25 percent of the total principal amount of the term loan facility advances originally outstanding which were reduced as a result of the application of mandatory prepayments.  Additionally, under the term loan facility, there were mandatory and optional prepayment provisions.  Mandatory prepayments, subject to specific calculations and conditions, occurred on the last business day of each calendar quarter in the months of March and September as well as upon receipt of asset sale proceeds, debt proceeds, insurance proceeds and eminent domain proceeds.  Mandatory prepayments were to be applied (i) first, to prepay the term loan facility advances applied to the immediately succeeding four quarterly principal payments and thereafter, applied to the remaining quarterly principal payments and the payment due upon term maturity on a pro rata basis, (ii) second, to cash collateralize outstanding letters of credit, (iii) third, to prepay outstanding working capital borrowings and (iv) fourth, to permanently reduce the working capital facility.  Optional prepayments were to be applied to prepay the aggregate principal amount provided that each partial prepayment shall be for a minimum amount of $1.0 million and if in excess of the minimum amount, must be in a multiple of $0.5 million.  Any optional prepayments made prior to January 28, 2012 would be subject to a prepayment premium of 100 basis points assessed on the principal amount repaid.  We did not make any scheduled principal or mandatory prepayments for the year ended December 31, 2012.  We made scheduled principal and mandatory prepayments of $2.1 million and $13.3 million, respectively, for the year ended December 31, 2011.

We entered into a short term borrowing arrangement with ECP II for $12.9 million during 2012 and subsequently repaid ECP II on June 21, 2012. Interest paid in 2012 was nominal.  During 2011, we entered into short term borrowing arrangements with ECP II for $324.0 million and $201.0 million related to the Milford and Liberty acquisitions, respectively (See Note 3, Acquisitions). The Milford and Liberty loans of $324.0 million and $201.0 million were repaid on January 28, 2011 and October 25, 2011, respectively.  Interest paid in 2011 was $0.7 million.

Credit Agreement - Term Loan Facility (“Liberty”)

We held a Credit Agreement with a consortium of lenders led by Credit Suisse, Cayman Islands Branch (“Credit Suisse”) as administrative agent and Credit Suisse Securities LLC (“Credit Suisse USA”) as syndication and documentation agent and sole lead arranger and sole bookrunner, which consisted of a Term Loan Facility of $325 million and a Revolving Loan Facility of $35 million through June 21, 2012.

Interest accrued on the Term Loan Facility at our election of either (i) an adjusted base rate, which is the greater of the Prime Rate or the Federal Funds Effective Rate plus 50 basis points, plus an applicable margin of 200 basis points, or (ii) a one, two, three or six month LIBOR, which is the LIBOR multiplied by the Statutory Reserve Rate plus an applicable margin of 300 basis points.  Interest was paid on the last business day of each fiscal quarter for base rate advances and on the last day of each LIBOR interest period, unless the rate chosen exceeded three months, in which

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

case interest was paid on each three month interval, for LIBOR advances.  For the years ended December 31, 2012 and 2011, total interest expense of $3.9 million and $1.9 million, respectively, was incurred on the Term Loan Facility and recorded within interest and fees on debt within the Combined Statements of Operations.

In connection with the Credit Agreement, we, subject to certain restrictions, had access to a $35 million Revolving Loan Facility, from which we could borrow working capital funds of up to $15 million or issue letters of credit up to $35 million, subject to a reduction for any working capital borrowings from this facility that were outstanding.  Fees were accrued at 300 basis points for issued letters of credit, 25 basis points for fronting fees and 75 basis points for unused revolving line of credit availability.  Fees were paid on the last business day of each fiscal quarter.  All fees were calculated on the basis of actual number of days elapsed in each year.  For the years ended December 31, 2012 and 2011, interest and fees of $0.2 million and $0.1 million, respectively, were expensed and recorded within interest and fees on debt within the Combined Statements of Operations.

Under the Term Loan Facility, there were scheduled principal payments payable on the last business day of each fiscal quarter.  The scheduled quarterly principal payment was equal to 0.25 percent of the outstanding principal balance after the annual cash sweep prepayment was applied on a pro rata basis.  Additionally, under the Term Loan Facility, there were voluntary and mandatory prepayment provisions.  Voluntary prepayments were to be applied (i) first, to prepay base rate advances under the Term Loan Facility and (ii) second, to prepay Eurodollar rate advances under the Term Loan Facility.  Each prepayment under the Term Loan Facility was to be applied to the remaining amortization payments in direct order of maturity.  Mandatory prepayments, subject to specific calculations and conditions, occurred on the excess cash flow payment date, which was the last business day falling in June of each fiscal year as well as upon receipt of debt proceeds, casualty proceeds, equity proceeds, disposition proceeds and permitted hedge termination payments.  Mandatory prepayments were to be applied (i) first, to prepay the Term Loan advances, (ii) to prepay Revolving Loans outstanding and (iii) third, to cash collateralize all letters of credit.  For the years ended December 31, 2012 and 2011, we made scheduled principal payments of $0.6 million and $0.6 million, respectively.  We did not make any mandatory prepayments for the years ended December 31, 2012 and 2011, in accordance with the Credit Agreement.

Mezzanine Credit Agreement (“Mezzanine Debt Facility”)

We held a Mezzanine Credit Agreement (“Mezzanine Debt Facility) with a consortium of lenders led by Credit Suisse, as administrative agent and Credit Suisse USA as syndication and documentation agent and sole lead arranger and sole bookrunner, which consisted of a Mezzanine Debt Facility of $100 million through June 21, 2012.

Interest accrued on the Mezzanine Debt Facility at our election of either (i) an adjusted base rate, which is the greater of the Prime Rate or the Federal Funds Effective Rate plus 50 basis points, plus an applicable margin of 800 basis points, or (ii) a one, two, three or six month LIBOR, which is the LIBOR multiplied by the Statutory Reserve Rate plus an applicable margin of 900 basis points.  Interest was added to the principal balance quarterly.  Interest, if due, was paid on the last business day of each fiscal quarter for base rate advances and was paid on the last day of each LIBOR interest period, unless the rate chosen exceeds three months, in which case interest was paid on each three month interval, for LIBOR advances.  For the years ended December 31, 2012 and 2011, total interest expense of $6.9 million and $3.4 million, respectively, was incurred on the Mezzanine Debt Facility and recorded within interest and fees on debt within the Combined Statements of Operations.  Total interest of $3.6 million and $3.5 million for the years ended December 31, 2012 and 2011, respectively, was added to the principal balance and subsequently paid on June 21, 2012 as part of a refinancing.

First Lien Credit and Guaranty Agreement - First Lien Facility (“Term B and Term C”) and Working Capital Facility and Second Lien Credit and Guaranty Agreement -  Second Lien Facility

On June 21, 2012, we entered into the First Lien Facility, which consisted of a $685 million Term B loan facility and a $100 million working capital facility (collectively, the “Refinancing”) with Barclays Bank PLC, as administrative agent and collateral agent, a Second Lien Credit and Guaranty Agreement (“the Second Lien Facility”), which consisted of a $200 million term loan facility with Barclays Bank PLC, as administrative agent and collateral agent, as well as a Depository Agreement with Barclays Bank PLC as collateral agent and Union Bank, N.A. as depository.  The loans were used to extinguish principal on the Credit and Guaranty Agreement - Term Loan Facility, Working Capital Facility, Credit Agreement - Term Loan Facility and Mezzanine Credit Agreement -Mezzanine Debt Facility, fund the

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

First Lien Debt Service Reserve Account, fund the Second Lien Debt Service Reserve Account, restructure existing commodity hedges, to issue an equity distribution of $21.1 million, and to pay fees and expenses related to this transaction.

On June 21, 2012, the date of the Refinancing, we had approximately $14.0 million of unamortized deferred financing costs on the Combined Balance Sheets (see Note 2, Significant Accounting Policies and Recent Pronouncements, Deferred Financing Costs).  These costs were expensed as part of the Refinancing and are included in interest and fees on debt in the Combined Statements of Operations.  In addition, we incurred and paid approximately $32.6 million of costs associated with the Refinancing, which were recorded to deferred financing costs on the Combined Balance Sheets, and will be amortized over the life of the debt using the effective interest rate method.

As of the Refinancing, interest accrued on the our First Lien Facility at our election of either (i) the base rate, which is the greater of the Prime Rate or the Federal Funds Effective Rate plus 50 basis points or one percent plus the one month Eurodollar rate, which cannot be less than 150 basis points per annum, plus 400 basis points or (ii) a one, two, three or six month Eurodollar Rate, which cannot be less than 150 basis points per annum, plus an applicable margin of 500 basis points for Eurodollar rate advances.  These rates were subsequently amended as part of the First Amendment to the First Lien Credit and Guaranty Agreement, as discussed below.  Interest is paid at the end of each fiscal quarter for base rate funds borrowed, and is paid on the last day of each one, two or three month Eurodollar rate period, unless the rate chosen is a six month Eurodollar rate, in which case interest is paid after three months and at the end of the six month period.  For the year ended December 31, 2012, total interest expense of $22.8 million was incurred on the First Lien Facility and recorded within interest and fees on debt within the Combined Statements of Operations.

Interest accrues on the Second Lien Facility at our election of either (i) the base rate, which is the greater of the Prime Rate or the Federal Funds Effective Rate plus 50 basis points or one percent plus the one month Eurodollar rate, which cannot be less than 150 basis points per annum, plus 750 basis points or (ii) a one, two, three or six month Eurodollar Rate, which cannot be less than 150 basis points per annum, plus an applicable margin of 850 basis points for Eurodollar rate advances.  Interest is paid at the end of each fiscal quarter for base rate funds borrowed, and is paid on the last day of each one, two or three month Eurodollar rate period, unless the rate chosen is a six month Eurodollar rate, in which case interest is paid after three months and at the end of the six month period.  For the years ended December 31, 2013 and 2012, prior to the termination of the Second Lien Facility on August 29, 2013, total interest expense of $13.3 million and $10.8 million, respectively, was incurred on the Second Lien Facility and recorded within interest and fees on debt within the Combined Statements of Operations.

First Amendment to the First Lien Credit and Guaranty Agreement

On October 31, 2012, we entered into the First Amendment to the First Lien Credit and Guaranty Agreement (the “First Amendment”).  The First Amendment lowered the LIBOR floor by 25 basis points per annum (from 150 basis points to 125 basis points) and lowered the applicable margin interest rate by 75 basis points per annum (from 400 basis points to 325 basis points on base rate advances and from 500 basis points to 425 basis points on Eurodollar rate advances), for a total interest rate reduction of 100 basis points per annum.  We incurred and paid approximately $8.7 million of costs, including a $6.8 million prepayment fee equal to 1.00% of the outstanding First Lien Facility principal balance, related to the First Amendment.  Of these costs, $5.1 million were recorded as deferred financing costs on the Combined Balance Sheets and will be amortized over the life of the debt (approximately 6.5 years) using the effective interest rate method.  In addition, we had approximately $7.4 million of unamortized deferred financing costs related to the First Lien Facility that were written off in 2012.

Second Amendment to the First Lien Credit and Guaranty Agreement

On December 20, 2012, we entered into the Second Amendment to the First Lien Credit and Guaranty Agreement (the “Second Amendment”).  The Second Amendment modified the definition of Required Rating with respect to commodity hedge counterparties.

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

Third Amendment to the First Lien Credit and Guaranty Agreement - First Lien Facility (“Term C”)

On August 29, 2013, as part of the Kincaid and Elwood acquisition, we entered into the Third Amendment.  As part of the Third Amendment, we borrowed $635 million under a Term C loan facility, the working capital facility was increased by $46 million (from $100 million to $146 million), and the LIBOR floor on the existing Term B loan facility was lowered by 25 basis points per annum (from 125 basis points to 100 basis points) and the applicable margin interest rate was lowered by 100 basis points per annum (from 425 basis points to 325 basis points on Eurodollar rate advances), for a total interest rate reduction of 125 basis points per annum.  From the proceeds of the Term C loan facility, $42.2 million was used to fund the Add-on L/C Cash Collateral Account, which was used to cash collateralize certain letters of credit issued at the time of the Kincaid and Elwood acquisition under the Add-on L/C Commitment Facility.  Also as part of the Kincaid and Elwood acquisition, the Second Lien Facility was terminated and we repaid all principal of $200 million outstanding at the time of termination.  On August 29, 2013, the date of the Third Amendment, we had approximately $24.5 million of unamortized deferred financing costs on our Combined Balance Sheets (see Note 2, Significant Accounting Policies and Recent Pronouncements, Deferred Financing Costs).  We incurred and paid approximately $29.5 million of costs, including a $7.7 million prepayment fee equal to 1.00% of the outstanding First Lien Facility principal balance, and a $4.0 million prepayment fee equal to 2.00% of the outstanding Second Lien Facility principal balance, related to the early termination of the Second Lien Facility.  Of these costs, $22.1 million were recorded as deferred financing costs on the Combined Balance Sheets and will be amortized over the life of the debt (approximately 6.5 years) using the effective interest rate method.  In addition, we had approximately $6.5 million and $6.1 million, respectively, of unamortized deferred financing costs related to the First Lien Facility and Second Lien Facility that were written off in 2013.

Fourth Amendment to the First Lien Credit and Guaranty Agreement

On September 20, 2013, we entered into the Fourth Amendment to the First Lien Credit and Guaranty Agreement (the “Fourth Amendment”).  The Fourth Amendment defined the next measurement period for financial covenants to commence on March 31, 2014.

Fifth Amendment to the First Lien Credit and Guaranty Agreement

On December 18, 2013, as part of the acquisition of Richland and Stryker, we entered into the Fifth Amendment.  As part of the Fifth Amendment, an additional $150 million was borrowed under the Term C loan facility.  We incurred and paid approximately $3.7 million of costs, which were recorded as deferred financing costs on the Combined Balance Sheets and will be amortized over the life of the debt (approximately 6.5 years) using the effective interest rate method.

Under the First Lien Facility, the Term B loan, Term C loan and Working Capital Facility mature on December 21, 2018, December 31, 2019 and June 21, 2017, respectively. Our debt is guaranteed by Energy Capital Partners II-A, LP and Energy Capital Partners GP II, LP pursuant to a guaranty agreement in favor of Barclays Bank PLC as First Lien Administrative Agent.

Interest accrued on the First Lien Facility at our election of either (i) the base rate, which is the greater of the Prime Rate or the Federal Funds Effective Rate plus 50 basis points or one half of one percent plus the one month Eurodollar rate, which cannot be less than 100 basis points per annum, plus 225 basis points or (ii) a one, two, three or six month Eurodollar Rate, which cannot be less than 100 basis points per annum, plus an applicable margin of 325 basis points for Eurodollar rate advances.  Interest is paid at the end of each fiscal quarter for base rate funds borrowed, and is paid on the last day of each one, two or three month Eurodollar rate period, unless the rate chosen is a six month Eurodollar rate, in which case interest is paid after three months and at the end of the six month period.  For the years ended December 31, 2013 and 2012, total interest expense of $44.1 million and $22.8 million, respectively, was incurred on the First Lien Facility and recorded within interest and fees on debt within the Combined Statements of Operations.

In connection with the Third Amendment to the First Lien Facility, we, subject to certain restrictions, have access to a $127 million working capital facility (“Tranche A Facility”) and a $19 million working capital facility (“Tranche B Facility”), from which we can borrow working capital funds of up to $127 million or issue letters of credit up to $146 million, subject to a reduction for any working capital borrowings or letters of credit outstanding.  The Tranche A Facility can be used for both working capital borrowings and the issuance of letters of credit, while the Tranche B

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

Facility can only be used for the issuance of letters of credit.  Fees are accrued at the one, two, three or six month Eurodollar Rate plus an applicable margin of 500 basis points for working capital borrowings, 500 basis points for issued letters of credit and 50 basis points for unused availability under each working capital facility.  In accordance with the First Lien Facility, we are required to cash collateralize letters of credit issued under the Tranche A Facility and the Add-on L/C Commitment Facility by depositing funds within a collateral bank account pledged in favor of the Tranche A Issuing Bank and the Add-on Issuing Bank.  Cash used to collateralize letters of credit issued under the Tranche A Facility and the Add-on L/C Commitment Facility accrues interest at the one month Eurodollar Rate less 15 basis points and is recorded in restricted cash on the Combined Balance Sheets (see Note 2, Significant Accounting Policies and Recent Pronouncements, Restricted Cash).  For the years ended December 31, 2013 and 2012, interest and fees relating to the working capital facilities of $4.0 million and $2.0 million were expensed and recorded within interest and fees on debt within the Combined Statements of Operations.

In addition, other fees of $0.7 million, $1.1 million and $0.3 million were expensed and recorded within interest and fees on debt within the Combined Statements of Operations for the years ended December 31, 2013, 2012 and 2011, respectively.

Under the First Lien Facility, there are scheduled principal payments on the Term B loan and Term C loan, which are payable on the last business day of each calendar quarter.  The scheduled quarterly principal payment is equal to 0.25 percent of the total principal amount of term loan advances originally outstanding which are reduced as a result of the application of mandatory prepayments.  Additionally, under the Term B loan and Term C loan, there are mandatory and optional prepayment provisions.  Mandatory prepayments, subject to specific calculations and conditions, occur on the last business day of each calendar quarter in the months of June and December, as well as upon receipt of asset sale proceeds, debt proceeds, insurance proceeds and eminent domain proceeds.  Mandatory prepayments are to be applied (i) first, to prepay the term loan advances applied to the immediately succeeding four quarterly principal payments and thereafter, applied to the remaining quarterly principal payments and the payment due upon term maturity on a pro rata basis, (ii) second, to cash collateralize outstanding letters of credit, (iii) third, to prepay outstanding working capital borrowings and (iv) fourth, to permanently reduce the working capital facility.  Optional prepayments are to be applied to prepay the aggregate principal amount provided that each partial prepayment shall be for a minimum amount of $1.0 million and if in excess of the minimum amount, must be in a multiple of $0.5 million.  We made scheduled principal prepayments and mandatory principal prepayments of $3.6 million and $2.6 million, respectively, for the years ended December 31, 2013.  We made scheduled principal prepayments and mandatory principal prepayments of $3.4 million and $10.9 million, respectively, for the year ended December 31, 2012.

The First Lien Facility provides that it must comply with certain financial and non-financial covenants.  As of December 31, 2013, in accordance with the First Lien Facility, we are not required to compute an interest coverage ratio or leverage ratio until the quarter ending March 31, 2014.

As of December 31, 2013, 2012 and 2011, we were in compliance with all applicable covenants for all our debt facilities

Inventory Financing Facility

On September 10, 2013, we entered into an Inventory Financing Arrangement for our coal and fuel oil inventories at our Brayton Point facility, consisting of a debt obligation for our existing and subsequent inventories, as well as a $15.0 million line of credit (see Note 6, Inventories). This Inventory Financing Arrangement terminates, and our obligations become due and payable, on May 31, 2017, and is collateralized by all of the equity associated with the Brayton Point facility. As of December 31, 2013, our balance for this debt obligation was $46.3 million. As of December 31, 2013, our line of credit balance was $6.0 million. Proceeds from the debt were used to finance our existing inventories of coal and fuel oil and assist in financing Brayton Point’s working capital requirement.  No premium or discount was recorded with the financing obligation.

As the materials are purchased and delivered to our facilities, our debt obligation and line of credit increase based on the then market rate of the materials, transportation cost, and other expenses. The debt obligation increases for 85 percent of the total price of the coal and 90 percent for the total price of fuel oil. The line of credit increases for the remaining 15 percent and 10 percent for coal and oil, respectively. Upon consuming the materials, we repay the debt obligation and line of credit at the then market price, as defined within the Inventory Financing Agreement for the

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

amount of the materials consumed on a weekly basis. The debt is classified as short term due to the rate in which we purchase and consume materials.

A monthly inventory availability fee is calculated based on the product of unused coal availability, pro-rata annual interest rate of 0.25 percent and 85.00 percent of the monthly pricing benchmark rate. In addition, a monthly inventory availability fee is calculated based on the product of certain unused fuel oil availability, pro-rata annual interest rate of 0.85 percent and 90.00 percent of the monthly pricing benchmark rate.  A monthly inventory fee is calculated based on the product of the inventory level of coal, pro-rata annual interest rate of the three-month LIBOR plus 4.30 percent and 85.00 percent monthly pricing benchmark. A monthly inventory fee is calculated as the product specification of the fuel oil in inventory at month end, pro-rata annual interest rate of three-month LIBOR plus 4.30 percent and 90.00 percent of the monthly pricing benchmark.  As of December 31, 2013, the interest rate was 4.55 percent on the monthly coal and fuel oil inventory.

The line of credit bears interest at an annual interest rate of the 3-month LIBOR plus 8.00 percent. An availability fee is calculated on a per annum rate of 0.75 percent. As of December 31, 2013, the line of credit bears interest at 8.25 percent.

For the year ended December 31, 2013, we recorded total interest expense of $0.8 million within interest and fees on debt on the Combined Statements of Operations.

Debt maturities, including optional and mandatory prepayment provisions (excess cash flow payments are estimated based on management’s projections) and inventory financing facility, on debt outstanding at December 31, 2013 for the years 2014 through 2018 and thereafter are as follows:

(in thousands)
Period:
2014	$119,334
2015	197,518
2016	154,339
2017	164,169
2018	214,616
Thereafter	687,834
Total debt outstanding	$1,537,810

Interest Rate Swap Agreements

During 2011, we entered into three fixed for floating rate amortizing interest rate swaps. The interest rate swaps commenced on January 28, 2011 and expire on January 28, 2016. The purpose of the swaps was to economically hedge the floating rate borrowings of the term loan facility with a fixed rate of interest. In connection with the Refinancing during 2012, we entered into three additional fixed for floating rate amortizing interest rate swaps. The interest rate swaps commenced on June 21, 2012 and expire on June 30, 2017. These derivative contracts are not designated as cash flow hedges and therefore are required to be marked-to-market through the Combined Statements of Operations in accordance with applicable derivative accounting guidance. In connection with the Third Amendment during 2013, we entered into three additional fixed for floating rate amortizing interest rate swaps. The interest rate swaps commenced on September 30, 2013 and expire on June 30, 2017. Also during 2013, we entered into four additional fixed for floating rate amortizing interest swaps designed to restructure the floor rate of certain existing interest rate swaps from 1.50 percent to 1.00 percent to align them with the 100 basis LIBOR floor on the term debt resulting from the Third Amendment. The interest rate swaps commenced on December 31, 2013 and expire on either January 28, 2016 or June 30, 2017. As of December 31, 2013, 2012 and 2011, the notional amount of the interest rate swaps were $1,092 million, $770 million and $333 million, respectively, or approximately 75 percent,88 percent and 81 percent, respectively, of the First Lien Facility or Term Loan Facility floating rate debt outstanding. Under the terms of the swaps, we receive the greater of a three month Eurodollar LIBOR or either 1.00 percent or 1.50 percent in exchange for a fixed rate on the swaps ranging from 1.78 percent to 2.73 percent.

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

In February 2014, we entered into three additional fixed for floating amortizing interest rate swaps.  The interest rate swaps commenced on March 31, 2014 and expire on March 31, 2019.  The initial notional amount of the swaps total $213.2 million.  Under the terms of the swaps, we receive the greater of a three month Eurodollar LIBOR or 1.00 percent for a fixed rate on the swaps ranging from 2.61 percent to 2.62 percent.

16.                               Capital Structure

For the period from January 1, 2011 to October 25, 2011, the Company had 525,000 shares of common stock authorized with a par value of $0.01.  For the period October 26, 2011 to December 31, 2013, the Company had 1,000,000 shares of common stock authorized with a par value of $0.01. For the period from January 1, 2011 to December 31, 2013, the Company had 200,000 shares of Preferred Stock authorized with a par value of $0.01.

Common Stock

As of December 31, 2013, 2012 and 2011, 647,630, 578,360 and 578,360 shares, respectively, of common stock were issued and outstanding.

Preferred Stock

The preferred stock, as defined by the Second Amended and Restated Certificate of Incorporation dated October 25, 2011, may be issued in one or more series as determined by the Company from time to time. All shares of any one series of preferred stock will be identical except as to the date of issuance and dates from which the dividends on shares of the series issued will accumulate (see Note 13, Commitments and Contingencies, for preferred stock issuances and redemptions).

17.                              Share-Based Payments

We account for our stock-based compensation in accordance with ASC 718 - Compensation (“ASC 718”). The fair value of the non-qualified stock options is estimated as of the effective date using the Black-Scholes option-pricing model. We use the common stock price on the date of the respective grant as the fair value of these options. We recognize compensation expense on a straight-line basis over the requisite service period for the entire award.

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

Option activity and changes during the years ended December 31, 2013, 2012 and 2011 were as follows:

		Weighted Average	Weighted Average
	Options	Exercise Price	Remaining Term (years)
Outstanding as of January 1, 2011	11,989	$1,008.92
Granted	9,199	1,251.92
Exercised	—	—
Cancelled	—	—
Outstanding as of December 31, 2011	21,188	$1,114.42	8.92

Exercisable as of December 31, 2011	2,593	$1,008.25	8.61

Outstanding as of January 1, 2012	21,188	$1,114.42
Granted	7,393	1,368.00
Exercised	—	—
Cancelled	—	—
Outstanding as of December 31, 2012	28,581	$1,180.01	8.27

Exercisable as of December 31, 2012	6,782	$1,074.65	7.80

Outstanding as of January 1, 2013	28,581	$1,180.01
Granted	5,100	1,588.00
Exercised	—	—
Cancelled	—	—
Outstanding as of December 31, 2013	33,681	$1,241.79	7.64

Exercisable as of December 31, 2013	12,449	$1,123.32	7.02

For options outstanding as of December 31, 2013, 2012 and 2011, the options had the following ranges of exercise prices:

		Number of Options	Weighted Average
	Range of Exercise Prices	Outstanding	Exercise Price
Outstanding as of December 31, 2013	$1,000 - 1,588	33,681	$1,241.79
Outstanding as of December 31, 2012	$1,000 - 1,368	28,581	$1,180.01
Outstanding as of December 31, 2011	$1,000 - 1,352	21,188	$1,114.42

The aggregate intrinsic value represents the total pretax intrinsic value (the difference between the Company’s stock price on the last day of the year and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2013 or December 31, 2012, respectively.  This amount changes based on the fair market value of the Company’s common stock. For the years ended December 31, 2013, 2012 and 2011, the total intrinsic value of options exercised was $0, $0 and $0, respectively.

As of December 31, 2013, 2012 and 2011, $2.4 million, $2.6 million and $2.6 million of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted-average period of 2.0 years, 2.5 years and 2.8 years, respectively.

The table below presents the weighted average value and assumptions used in determining each option’s fair value. Volatility was calculated based on the average calculated volatility of our peers:

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

	Stock Option Grants
	For the years ended December 31,
	2013	2012	2011
Weighted average fair value	$125.36	$97.48 - 138.74	$115.52 - 208.09
Risk-free interest rate	1.58%	0.82 - 1.31%	1.58 - 2.44%
Expected life in years	5	5	5
Expected volatility	20.86%	18.11 - 20.34%	20.11 - 29.53%
Expected dividend yield	—%	—%	—%

18.                               Income Taxes

We account for income taxes using the asset and liability method in accordance with U.S. GAAP. Under this method, we recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We estimate our deferred tax assets and liabilities using the enacted tax laws expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled, and will recognize the effect of a change in tax laws on deferred tax assets and liabilities in the results of our operations during the period that includes the enactment date. There were no uncertain tax positions as of December 31, 2013, 2012 and 2011.

The components of income tax benefit (expense) for the years ended December 31, 2013, 2012 and 2011 were as follows:

	December 31,
(in thousands)	2013	2012	2011
Current:
U.S. Federal	$—	$—	$6,370
State	(5,582)	(375)	(373)
Total - current	$(5,582)	$(375)	$5,997
Deferred:
U.S. Federal	$23,654	$19,872	$6,683
State	8,804	(6,211)	3,219
Total - deferred	$32,458	$13,661	$9,902
Total income tax benefit	$26,876	$13,286	$15,899

A reconciliation between income tax benefit and the expected tax benefit at the statutory rate is as follows for the years ended December 31, 2013, 2012 and 2011:

	December 31,
	2013	2012	2011
Expected Federal income statutory tax rate	35.00%	35.00%	35.00%
Tax effect of differences:
State income taxes - net of Federal benefit	3.08%	1.57%	4.59%
State tax credits	—	—	19.94%
Change in valuation allowance	—	(9.71)%	(20.35)%
Gain on bargain purchase	1.60%	—	—
Other permanent differences	(0.17)%	(1.85)%	(2.97)%
Total income tax benefit	39.51%	25.01%	36.21%

The tax effects of temporary differences that give rise to the current and long-term accumulated deferred tax obligations as of December 31, 2013, 2012 and 2011 are as follows:

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

	December 31,
(in thousands)	2013	2012	2011
Deferred tax assets - current:
Derivative contracts	$45,175	$19,245	$15,590
Deferred option premium revenue	1,209	3,289	1,709
Fair market value of leases	240	240	240
Natural gas transportation contract	511	679	737
State tax credits	546	546	455
Insurance accrual	1,472	3,718	—
Interest rate swap restructure	1,365	—	—
Capacity contractual liability	4,397	—	—
Other	1,469	411	404
Less valuation allowance	(5,437)	(4,186)	(3,127)
Total deferred tax assets - current	$50,947	$23,942	$16,008

Deferred tax liabilities - current:
Derivative contracts	$2,930	$2,417	$73
Prepaids	17,183	8,926	459
Inventories	7,857	—	—
Other	—	—	204
Total deferred tax liabilities - current	$27,970	$11,343	$736

Net deferred tax assets - current	$22,977	$12,599	$15,272

Deferred tax assets - long term:
Derivative contracts	$852	$7,755	$7,421
Fair market value of leases	3,264	3,504	3,744
Natural gas transportation contract	3,248	3,758	4,437
Asset retirement obligations	15,677	309	—
Net operating losses	64,360	48,809	2,161
State tax credits	20,078	19,711	19,825
Deferred interest expense	—	—	15,426
Interest rate swap restructure	1,934	—	—
Capacity contractual liability	7,937	—	—
Other	5,121	2,770	1,078
Less valuation allowance	(11,979)	(13,229)	(9,130)
Total deferred tax assets - long term	$110,492	$73,387	$44,962

Deferred tax liabilities - long term:
Derivative contracts	$2,069	$—	$1,078
Depreciation	153,578	144,634	135,036
Intangibles	8,138	—	—
Other	4,089	3,959	388
Total deferred tax liabilities - long term	$167,874	$148,593	$136,502

Net deferred tax liability - long term	$(57,382)	$(75,206)	$(91,540)

Net deferred tax liability	$(34,405)	$(62,607)	$(76,268)

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

Currently, there are no state income tax audits for the years ended December 31, 2013, 2012 and 2011. The federal income tax return for Liberty for the year ended December 31, 2005, during the period prior to our ownership, is currently under review by the Internal Revenue Service.  In addition, during the period prior to our ownership, Kincaid has sales and use tax filings currently under review by the Illinois Department of Revenue for the periods ended May 31, 2010 through October 31, 2010, May 31, 2011 through September 30, 2011, January 31, 2012 through December 31, 2012, and January 31, 2013 through February 28, 2013.

The Company generated $34.4 million in Connecticut Fixed Capital Investment Credit from 2010 through 2013.  The Company used $2.5 million in the prior years and anticipates using $0.8 million of the credit on the 2013 tax return and an additional $4.3 million over the next five years.  A valuation allowance has been established against the remaining $26.8 million of credit generated.

For the years ended December 31, 2013, 2012 and 2011, the Company generated an estimated Federal Net Operating Loss of approximately $35.2 million, $119.0 million and $23.6 million, respectively, and an estimated State Net Operating Loss of approximately $63.5 million, $107.1 million and $25.9 million, respectively. The Company utilized $21.2 million of the 2011 Federal NOLs through a carryback to the 2010 tax year.  As of December 31, 2013, 2012 and 2011, the Company had an estimated cumulative Federal Net Operating Loss of approximately $156.0 million, $120.9 million and $2.4 million, respectively, and an estimated cumulative State Net Operating Loss of approximately $190.6 million, $127.2 million and $25.9 million, respectively. These Net Operating Losses will begin to expire in 2031, and the Company expects to utilize these Net Operating Losses.

19.                               Concentration Risks

Our counterparties primarily consist of two categories of entities who participate in the wholesale energy markets: financial institutions and trading companies and Independent System Operators (“ISOs”).  For the year ended December 31, 2013, we had two significant customers that individually accounted for more than 10% of our annual combined operating revenues: PJM and ISO-NE.

We have concentrations of credit risk with the ISOs and a small number of our financial hedge parties relating to our sales of power, capacity and ancillaries and hedging and optimization activities. We have exposure to trends within the energy industry, including declines in the creditworthiness of our counterparties for our commodity and derivative transactions. Our risk control group manages non-ISO counterparty credit risk and monitors our net exposure with each counterparty on a daily basis. The analysis is performed based on the mark-to-market basis calculated using forward curves. We believe that our credit policies and portfolio of transactions adequately monitor our credit risk, and currently our counterparties are performing and financially settling timely according to their respective agreements.

Financial instruments, which potentially subject us to concentration of credit risk, consist primarily of accounts receivable and derivative instruments. Certain accounts receivable and derivative instruments are concentrated within entities engaged in the energy industry. These industry concentrations may impact our overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic, industry or other conditions. Receivables and other contractual arrangements are subject to collateral requirements under the terms of enabling agreements.

20.                               Related Party Transactions

In addition to certain debt and equity transaction described within the preceding footnotes, we have entered into various related party transactions including energy management and energy marketing service agreements as well as operations and maintenance agreements. The energy management and energy marketing service agreements include a variety of services including power management, fuel management and other energy marketing services while the operations and maintenance agreements provide for a number of other services including various legal, consulting, management, payroll and advisory services.

On June 1, 2010, we entered into a Management, Operation and Maintenance Agreement with Empire Generating Co, LLC (“Empire”), which is a wholly-owned subsidiary of Energy Capital Partners I, LLC (“ECP Fund I”). EquiPower provides Empire with various management services, including legal, consulting, management and advisory services

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

for a monthly fee of $56 thousand. We recorded $0.7 million, $0.7 million and $0.7 million relating to this agreement for the years ended December 31, 2013, 2012 and 2011, respectively, which reduced operations and maintenance on the Combined Statements of Operations.

On April 1, 2011, our wholly-owned subsidiary EquiPower Resources Management, LLC (“EquiPower Management”) entered into an Energy Management Agreement with Empire.  EquiPower Management provides Empire with various power management, fuel management and risk management services for a monthly fee of approximately $48 thousand.  For the years ended December 31, 2013, 2012 and 2011, we recorded $0.6 million, $0.6 million and $0.5 million, respectively, relating to this agreement for services provided which reduced operations and maintenance expense on the Combined Statements of Operations.

On August 29, 2013, our wholly-owned subsidiary Elwood Services Company, LLC (“Elwood Services”) entered into a Third Amended and Restated Operations and Maintenance Agreement with Elwood Energy as part of the Kincaid and Elwood Acquisition.  Elwood Services provides Elwood Energy with various legal, consulting, management, payroll and advisory services for a fixed monthly fee (adjusted for inflation annually) of $0.1 million plus incentive and reimbursement of actual direct costs of payroll of the employees of Elwood Services who run the Elwood power plant.  We recorded $0.5 million of income, excluding direct payroll expenses, for services provided relating to this agreement for the period August 29, 2013 to December 31, 2013, which reduced operations and maintenance on the Combined Statements of Operations.  As of December 31, 2013, $0.2 million of fees, incentive and reimbursable costs relating to this agreement were outstanding and recorded in accounts receivable on the Combined Balance Sheets.

On October 21, 2013, EquiPower Management entered into an Energy Marketing Services Agreement with Elwood Energy.  EquiPower Management provides Elwood Energy with certain energy marketing services for a monthly fee of $7.5 thousand.  For the period October 21, 2013 to December 31, 2013, EquiPower Management recorded $17 thousand of income relating to this agreement for services provided which reduced operations and maintenance on the Combined Statements of Operations.  As of December 31, 2013, $7.5 thousand of fees related to this agreement were outstanding and recorded in accounts receivable on the Combined Balance Sheets.

On December 27, 2012, we entered into a Management, Operation and Maintenance Agreement with Broad River Energy LLC (“Broad River”), a wholly-owned subsidiary of ECP II.  We provide Broad River with certain project management services for a monthly fee of $35.4 thousand.  For the year ended December 31, 2013, we recorded $0.5 million of income relating to this agreement, which included a transition fee of $0.1 million.  Both income periods relating to this agreement were recorded as a reduction in operations and maintenance on the Combined Statements of Operations. As of December 31, 2013 and 2012, $0.1 million and $3 thousand of fees related to this agreement were outstanding and recorded within accounts receivable on the Combined Balance Sheets.

In connection with the Liberty acquisition, we paid Energy Capital Partners $2.0 million for the year ended December 31, 2011, which is included in operations and maintenance on the Combined Statements of Operations.

21.                               Subsequent Events

Except as disclosed below, there have not been any events that have occurred that would require adjustments or disclosure in our Combined Financial Statements.

In April, May and August 2014, Brayton Point Holdings made equity distributions of $99.4 million, $1.6 million and $1.6 million, respectively, to funds controlled by ECP II.

On August 21, 2014, ECP II and EquiPower Resources Corp. signed a stock purchase agreement with Dynegy Resource II, LLC, a wholly-owned subsidiary of Dynegy Inc, and Dynegy Inc. for the sale of EquiPower Resources Corp and subsidiaries.

On August 21, 2014, ECP II and Brayton Point Holdings, LLC signed a stock purchase agreement and agreement and plan of merger with Dynegy Resource III, LLC and Dynegy Resource III-A, LLC, wholly-owned subsidiaries of Dynegy Inc., and Dynegy Inc. for the sale of Brayton Point Holdings, LLC and subsidiary.

EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary

Notes to the Combined Financial Statements

The combined base purchase price of these stock purchase agreements is $3.45 billion, subject to certain adjustments in accordance with the stock purchase agreements.